UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERA BRADLEY, INC.

(Name of Registrant as Specified In Its Charter)

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2020 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Welcome to the Vera Bradley, Inc.

Annual Meeting of Shareholders

Dear Shareholder of Vera Bradley, Inc.:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 1:00 p.m., Eastern Time, on June 2, 2020 at our Design Center at 12420 Stonebridge Road, Roanoke, IN 46783.

The attached Notice of 2020 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to carefully read each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible by following the instructions you received on your proxy card. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions for voting via the Internet and telephone can be found on your proxy card.

In light of the ongoing COVID-19 pandemic, we are encouraging all shareholders to take advantage of Internet and telephone voting. Additionally, while we anticipate that the Annual Meeting will occur as planned on June 2nd, there is a possibility that due to the COVID-19 pandemic the meeting may be postponed or the location changed, including possibly holding a virtual meeting. Should this occur we will notify you by issuing a press release and filing an announcement with the Securities and Exchange Commission as definitive additional soliciting material. If you plan to attend the meeting in person, please note that we will be holding the meeting in accordance with recommended and required social distancing guidelines.

Thank you for your continued support of Vera Bradley.

Sincerely,

Robert Wallstrom

President and Chief Executive Officer

April 30, 2020

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date:	June 2, 2020

Time:	1:00 p.m., Eastern Time

Place:	Vera Bradley Design Center 12420 Stonebridge Road Roanoke, IN 46783

Record Date:	April 1, 2020. You are entitled to vote at the Annual Meeting only if you were a shareholder at the close of business on the record date.

Items of Business:

•  To elect seven Directors for a one-year term to expire at the 2021 Annual Meeting of Shareholders

•  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2021

•  To approve on an advisory basis, the compensation of the Company’s named executive officers

•  To approve the Vera Bradley, Inc. 2020 Equity and Incentive Plan

•  To transact any other business as may properly come before the meeting or at any adjournments or postponements thereof

Proxy Voting:	Shareholders of record may vote in person at the Annual Meeting in Roanoke, but may also appoint proxies to vote their shares in one of the following ways, by:

Via Internet – cast your vote at www.proxyvote.com 24/7 until 11:59 p.m., Eastern Time on June 1, 2020	Via Phone – cast your vote by phone at 1-800-690-6903 24/7 until 11:59 p.m., Eastern Time on June 1, 2020	Via Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

Shareholders whose shares are held by a bank, broker or other nominee (in “street name”) may instruct such record holders how to vote their shares. Any proxy may be revoked at any time prior to its exercise at the meeting by following the procedures described in the proxy solicitation materials. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other holder of record, giving you the right to vote the shares.

By Order of the Board of Directors,

Mark C. Dely

Corporate Secretary

April 30, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held

on June 2, 2020: This 2020 Proxy Statement and Notice of Annual Meeting of Shareholders and our Fiscal 2020

Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement before voting.

FISCAL 2020 BUSINESS HIGHLIGHTS

Strategic Progress

Over two years ago, the Company embarked on Vision 20/20 – an aggressive three-year plan to restore the Vera Bradley brand and business to a healthy foundation and to return our Company to solid growth.

In fiscal 2019 (February 4, 2018 through February 2, 2019), the first stage of Vision 20/20 was to restore brand and Company health. We reduced clearance revenues and restored full-price selling, delivered SG&A and cost of sales reductions, increased retention of the Company’s customer base, and generated cash from operations. We continued to build on that progress in fiscal 2020 by again improving the quality of sales in our full-line stores and on verabradley.com through increased comparable full price selling in these two channels of approximately 3%. This was on top of a 20% increase the prior year.

As we completed Year Two of our three-year journey in fiscal 2020, our commitment to growing our customer base, sales, and profitability paid off. Our key areas of focus for fiscal 2020 were:

❖

Growth: Our main objective was to return to positive comparable sales growth this year, and we generated 3.4% comp. growth at Vera Bradley despite the challenging handbag and accessories environment. This improvement was driven by innovative product and supported by data-driven marketing and a constant focus on customer engagement and the consumer experience. The July 2019 acquisition of Pura Vida was an important element of our fiscal 2020 total revenue growth and we believe it has bolstered our position as a unique lifestyle company.

❖

Operational Excellence: We successfully mitigated most of the impact of increased tariffs. In addition, mid-year, we began a two-year process of re-platforming our ERP (enterprise resource planning) and other key information systems to become more streamlined, nimble, and efficient in our technology platform, business processes, and decision making.

❖

Ownership: We continually reinforced our unique culture as an ownership-based model. Every associate has the ability to drive significant value creation through both individual and team efforts. Our 2019 Associate Engagement Survey once again showed best-in-class engagement scores.

For Vera Bradley specifically, our annual fiscal 2020 accomplishments included:

In the Product area:

❖	We continued to build strength in our key franchise areas of travel, campus, and every day, which includes our Top 10 items.
❖	We developed a pipeline for innovative fabrications to drive customer engagement and modernization of the brand.
•	We launched our first in a series of performance fabrics called Performance Twill, which is lightweight, durable, and water-repellent.
•	We introduced our environmentally-friendly Re-Active collection, made of fabric from recycled plastic bottles.
•

We drove silhouette innovation. We also introduced the sling along with our innovative Lay Flat collection, versatile travel pieces that unzip on three sides for easy accessibility. The Accessories Council selected Vera Bradley’s Lay Flat Duffel as a winner for its Design Excellence Awards in the Travel/Luggage Category.

❖	We increased production in duty-free countries and further decreased our reliance on China to approximately 25% of production, down from approximately 54% in fiscal 2019 and 70% in the year prior.
❖

We successfully introduced collaborations with several iconic brands, including Starbucks, Crocs, Disney, and Gillette Venus to create and sell limited-edition product collections. The Vera Bradley + Venus razor collaboration was recognized in People Magazine’s “Best New Beauty Products of 2019 Awards.” We announced another exciting collaboration with Warner Bros. Consumer Products to create a Vera Bradley + Harry Potter back-to-campus and dorm line which will launch in summer 2020. These collaborations increase our brand visibility among new customer groups and we believe provide momentum for growth.

❖	We expanded our customization programs, where customers can design their own bag by mixing patterns and solids along with creating embroidered personalization both outside and inside.

Vera Bradley, Inc. 2020 Proxy Statement    i

PROXY SUMMARY

On the Distribution front:

❖

We continued to strengthen and rationalize our store base. We opened six new factory stores, relocated and expanded three of our top factory stores, and closed 11 underperforming full-line stores, ending the fiscal year with 88 full-line stores and 63 factory locations.

❖	Our customer service model and newly-implemented voice of the customer initiative continued to drive industry-leading customer satisfaction scores.
❖	Our Annual Outlet Sale gathered nearly 43,000 brand loyalists and generated sales of over $6 million during the five-day event, highlighting our strong customer community.
❖	We conducted several limited-duration Online Outlet flash sales, allowing us to sell clearance merchandise in a more discreet manner.

In the Marketing area:

❖

We completed the insourcing of our customer data science team, added to our business analytics group, and completed the rollout of our new customer data platform. The insights gained from our robust data now allow us to adjust our marketing mix and approach on a real-time basis. We believe that consequently we experienced a year-over-year increase in new customers of over 10%.

❖	Our Digital First strategy, focused on targeted digital efforts, increased brand awareness, with total impressions up more than 170% to over 5.7 billion for the year.
❖	Increased brand collaborations and influencer engagement show the strength and relevance of our brand and generated media buzz.
❖

Vera Bradley won the 2019 Outlet Retail Chain Best Marketing Program Award at the International Council of Shopping Center (ICSC) Deal Making Conference. Vera Bradley was among 84 outlet chains nominated for this prestigious industry award.

❖

Under the umbrella of VB Cares, we reinforced our position as a total stakeholder-focused and socially-conscious organization and continued to strengthen our community support and charitable initiatives that are meaningful to our customers and that make a significant impact on those in need, particularly women and children. Efforts included our national “Blessings in a Backpack” program and supporting the raising of $2.1 million for the Vera Bradley Foundation for Breast Cancer.

For Pura Vida:

❖

The Company acquired a 75% interest in Pura Vida, a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

❖	Pura Vida revenue increased materially year-over-year, with sales up more than 50% over the prior year.
❖

Pura Vida continued to experiment with and introduce new designs in their signature cord bracelets and jewelry, and introduced new products, including their mood ring and bracelet, enameled daisy collection, semi-precious stone charms, stone hoops, and engravable collection.

❖	Charity bracelets remained popular, with Pura Vida reaching over $2.0 million in lifetime charitable contributions.
❖

Pura Vida’s social media engagement is strong. Pura Vida remains one of the most highly-engaged brands in the accessories space, surpassing the 1.9 million mark of followers on Instagram and is consistently listed as one of the most engaged jewelry brands on Instagram.

❖	Pura Vida continued to rank at or near the top of the industry for their net promoter and customer satisfaction scores.

ii    Vera Bradley, Inc. 2020 Proxy Statement

PROXY SUMMARY

Financial Results

In the Company’s second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Prior period figures have not been restated.

The graphs below provide a ‘‘snapshot’’ of our performance in accordance with accounting principles generally accepted in the United States (“GAAP”) in fiscal 2020 and the previous four fiscal years.

Net income attributable to Vera Bradley, Inc. in accordance with GAAP was $16.0 million, or $0.47 diluted EPS, in fiscal 2020, compared to $20.8 million, or $0.59 diluted EPS, in fiscal 2019. Net revenues totaled $495.2 million in fiscal 2020 compared to $416.1 million in fiscal 2019. During fiscal 2020, net income attributable to Vera Bradley, Inc. was negatively impacted by Pura Vida purchase-related net charges of $9.7 million and charges of $2.4 million related to the Company’s technology-related re-platforming, while net revenues were positively impacted by $65.9 million. The Pura Vida purchase-related net charges and the Company’s technology re-platforming negatively impacted diluted net income per share by $0.35 in fiscal 2020. Refer to Note 16 of the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for additional information. Also refer to Note 14 in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 regarding Vision 20/20-related charges and other charges incurred during fiscal 2018, and other charges incurred during fiscal 2017 (January 31, 2016 through January 28, 2017).

Associate Engagement, Charitable Giving and Sustainability

Vera Bradley is committed to building a purpose driven company that delivers meaningful social impact for all of its stakeholders — our customers, our associates, our shareholders and our communities. During the past year, we have strengthened the communities we serve, developed and nurtured our nearly 3,000 associates, openly engaged with the investment community and promoted good corporate governance. Our Corporate Responsibility and Sustainability Report for fiscal 2020 shares more details about our progress and our plans going forward. This document can be found on verabradley.com, and as we continue on our journey, you can find updates on our progress.

Vera Bradley, Inc. 2020 Proxy Statement    iii

PROXY SUMMARY

EXECUTIVE COMPENSATION

Sound program design. We designed our executive officer compensation programs to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We achieve our objectives through compensation that:

❖	provides a competitive total pay opportunity;

❖	links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

❖	enhances retention by subjecting a meaningful portion of total compensation to multi-year vesting; and

❖	does not encourage unnecessary and excessive risk taking.

Pay practices. We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including engagement by the Compensation Committee of its own independent consultant and compensation tools, the absence of tax gross-ups in any of our compensation programs (including no excise tax gross-ups) and the adoption of stock ownership guidelines applicable to directors and officers.

Pay for performance. Our compensation program allows our Compensation Committee to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term business success. The correlation between our financial results and executive officer compensation awarded, as described in the “Executive Compensation Discussion and Analysis” which follows in this proxy statement, aligns the interests of our executive officers with those of the Company. Specifically in fiscal 2020:

❖

The Company under-achieved with respect to its Vera Bradley revenue and operating income targets but surpassed its threshold performance levels. The Company achieved 99% of its Vera Bradley revenue target and 89% of its Vera Bradley operating income target.

❖	The Company exceeded its Vera Bradley, Inc. EPS target by 3%.

❖

In addition to financial goals, the annual incentive opportunity included key strategic objectives tied to our Vera Bradley long-term strategic plan and intended to focus the team on continuing to make progress against Vision 20/20. Each of the strategic objectives had pre-established objective metrics that determine performance.

❖	The financial components of the annual incentive paid out below target level based on Vera Bradley’s below target performance.

❖	The actual achievement for individual tranches of the Company’s fiscal 2020 Plan varied from 0% to 200%, based on Company performance over the last five fiscal years.

❖	Grants under the Company’s fiscal 2020 Plans vest over a three-year period to promote retention and long-term thinking.

CORPORATE GOVERNANCE HIGHLIGHTS

Our governance principles and practices include a number of policies and structures that we believe are “best practices” in corporate governance, including:

❖

In 2019, the Board of Directors amended our Corporate Bylaws to provide for one-year terms for Directors instead of three-year terms beginning for those Directors elected at the 2019 annual meeting. As each term expires, the next term for the newly elected Director will be a one-year term, so that, beginning with the 2021 annual meeting, all of the Company’s Directors will stand for election each year. This change was made to better align the Company’s board structure with best practices for governance.

❖	Appointment of a Lead Independent Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of the Board of Directors;

❖	Separation of Chairman of the Board and CEO roles;

❖	Holding executive sessions with only independent directors present at each meeting of the Board;

❖	Minimum stock ownership guidelines applicable to directors and executive officers;

❖	Holding requirements for equity grants made to directors and executive officers until minimum stock ownership guidelines are met;

❖	Policies prohibiting hedging, pledging and other problematic transactions involving Company securities by executive officers, directors and key employees;

❖	Practice of no excise tax gross-ups for directors and executive officers;

❖	Inclusion of double triggers for Severance Plan benefits upon a change in control.

iv    Vera Bradley, Inc. 2020 Proxy Statement

PROXY SUMMARY

SHAREHOLDER ENGAGEMENT

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or email our Board as provided below:

Write: Corporate Secretary Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, Indiana 46783	Internet: http://investors.verabradley.com/corporate-governance/contact-the-board or http://investors.verabradley.com/contact-us	Email: jbentley@verabradley.com

We understand the importance of a robust shareholder engagement program. To that end, our Chief Executive Officer and appropriate members of management routinely attended in-person meetings with shareholders and investor conferences, as well as regular meetings with institutional shareholders. Our meetings and interactions with shareholders are designed to help us better understand how our shareholders perceive Vera Bradley and to provide our shareholders an opportunity to discuss matters that they believe deserve attention. We believe our engagement has been productive and provides an open exchange of ideas and perspectives for both our shareholders and us.

BOARD NOMINEES

Below are the directors nominated for election at the Annual Meeting to serve a one-year term, which will expire at the 2021 Annual Meeting of Shareholders. The Board recommends a vote “FOR” each director. Each director will be elected by a plurality of votes cast.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPEN- DENT (Y/N)	OTHER PUBLIC BOARDS	COMMITTEE MEMBERSHIPS
						AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE

Barbara Bradley Baekgaard	81	1982	Co-Founder, Vera Bradley, Inc.	N	-	-	-	-

Kristina Cashman	53	-	Former Chief Financial Officer, several restaurant companies	Y	1	-	-	-

Mary Lou Kelley	59	2015	Retired President, E-Commerce for Best Buy	Y	2	Member	-	-

John E. Kyees	73	2010	Retired Chief Financial Officer, Urban Outfitters, Inc.	Y	1	Chair	-	-

Frances P. Philip	62	2011	Retired Chief Merchandising Officer, L.L. Bean, Inc.	Y	1	-	Member	Chair

Carrie M. Tharp	39	-	VP, Retail and Consumer, Google Cloud	Y	-	-	-	-

Robert Wallstrom	54	2013	President and Chief Executive Officer, Vera Bradley, Inc.	N	-	-	-	-

Vera Bradley, Inc. 2020 Proxy Statement    v

PROXY SUMMARY

AUDITORS

We ask that our shareholders ratify our appointment of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for fiscal 2021. Below is summary information about Deloitte’s fees for services provided for fiscal 2020:

FEES PAID TO DELOITTE IN FISCAL 2020
Audit fees	$1,037,863
Audit related fees	560,000
Tax fees	101,520
All other fees	1,895
Total	$1,701,278

vi    Vera Bradley, Inc. 2020 Proxy Statement

PROXY SUMMARY

QUESTIONS AND ANSWERS

See “Questions and Answers” on page 41 for additional information.

Please see the Questions and Answers section beginning on page 41 for important information about the proxy materials, voting, the Annual Meeting, Vera Bradley documents, communications and the deadlines to submit shareholder proposals for the 2021 Annual Meeting of Shareholders.

Note about forward-looking statements

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including without limitation, this Proxy Summary and “Executive Compensation Discussion and Analysis.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may materially impact such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Vera Bradley, Inc. 2020 Proxy Statement    vii

PROPOSAL NO. 1 ELECTION OF DIRECTORS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

VOTE REQUIRED AND BOARD RECOMMENDATION

In 2019, the Board of Directors amended the Company’s Corporate Bylaws to provide for one-year terms for Directors instead of three-year terms beginning with those Directors elected at the 2019 annual meeting. Prior to 2019, the Company’s Bylaws called for a Board of Directors comprised of three classes of directors each class serving a three-year term. Beginning with the 2021 annual meeting, all of the Company’s Directors will stand for election each year. As each term expires, the next term for the newly elected Director will be a one-year term. Vera Bradley’s Bylaws allow the Board to fix the number of directors by resolution, and our Board membership is currently set at ten directors.

Below are the directors nominated for election by shareholders to serve for a one-year term. The Board recommends a vote “FOR” each of the directors. Each director nominee will be elected by a plurality of votes cast, which means that the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no effect on the vote.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPEN- DENT (Y/N)	OTHER PUBLIC BOARDS	COMMITTEE MEMBERSHIPS
						AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE

Barbara Bradley Baekgaard	81	1982	Co-Founder, Vera Bradley, Inc.	N	-	-	-	-

Kristina Cashman	53	-	Former Chief Financial Officer, several restaurant companies	Y	1	-	-	-

Mary Lou Kelley	59	2015	Retired President, E-Commerce for Best Buy	Y	2	Member	-	-

John E. Kyees	73	2010	Retired Chief Financial Officer, Urban Outfitters, Inc.	Y	1	Chair	-	-

Frances P. Philip	62	2011	Retired Chief Merchandising Officer, L.L. Bean, Inc.	Y	1	-	Member	Chair

Carrie M. Tharp	39	-	VP, Retail and Consumer, Google Cloud	Y	-	-	-	-

Robert Wallstrom	54	2013	President and Chief Executive Officer, Vera Bradley, Inc.	N	-	-	-	-

Additional information regarding each director nominee, as well as the other members who serve on our board, follows below.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. If, however, any nominee becomes unable to serve as a director prior to the Annual Meeting, the proxies will have discretionary authority to vote for a substitute nominee. Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED

NOMINEES TO THE BOARD OF DIRECTORS.

Vera Bradley, Inc. 2020 Proxy Statement    1

PROPOSAL NO. 1 ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS

Each year at the Company’s annual meeting of shareholders, the Board recommends a slate of director nominees for election by shareholders. In addition, the Board fills vacancies on the Board when necessary or appropriate. The Board’s recommendations or determinations are based on the recommendations of, and information supplied by, the Nominating, Corporate Governance and Sustainability Committee as to the suitability of each individual and, where applicable, the slate as a whole to serve as directors, taking into account the criteria described below and other factors, including the requirements for Board committee membership.

In 2019, the Board began a process to refresh its membership and reduce the Board size to 10. Director Pat Miller retired in August of 2019 after more than 35 years of service to the Company. Two new directors, Kristina Cashman and Carrie Tharp have been nominated for election at the June 2020 meeting and Directors Richard Baum and Matthew McEvoy, who have both served on the Board of Directors since 2011 are retiring from the board effective with this year’s Annual Meeting of Shareholders.

The Nominating, Corporate Governance and Sustainability Committee is responsible for, among other things, reviewing on an annual basis the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the Board. The objective is a Board that brings to the Company a variety of perspectives and skills that are derived from high-quality business and professional experience and that are aligned with the Company’s strategic objectives.

Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and relevant committee meetings, participate in meetings and decision-making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating, Corporate Governance and Sustainability Committee recommends the candidate to the Board.

The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. The Nominating, Corporate Governance and Sustainability Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

In recommending nominees, the Nominating, Corporate Governance, and Sustainability Committee considers nominees recommended by the Company’s shareholders in the same manner as described above provided any such shareholder follows the procedures set forth in the Company’s Bylaws.

DIRECTOR NOMINEES FOR ELECTION AT THE 2020 ANNUAL MEETING

	Age(1)	Director Since
Barbara Bradley Baekgaard – Co-Founder Ms. Baekgaard co-founded Vera Bradley in 1982. From 1982 through June 2010, she served as Co-President. In May 2010, she was appointed Chief Creative Officer. In, 2017, Ms. Baekgaard became emeritus from the Chief Creative Officer role when Beatrice Mac Cabe assumed that role. She still serves as an active brand ambassador with the Company. She also currently serves as a board member of the Indiana University Melvin and Bren Simon Cancer Center Development Board and the Vera Bradley Foundation for Breast Cancer.	81	1982

Qualifications: As Co-Founder of Vera Bradley, Ms. Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective. Since our founding, Ms. Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning and the design and visual merchandising of our stores.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Kristina Cashman	53	-

Ms. Cashman served as the Chief Financial Officer of Upward Projects, a restaurant group, from May 2018 until March 2019. From 2013 until April 2018, she was Chief Financial Officer of Hopdoddy Burger Bar, Inc. Ms. Cashman’s prior experience includes President of Guy and Larry Restaurants and Chief Financial Officer of both Eddie V’s Restaurants, Inc. and P.F. Chang’s China Bistro, Inc. She was previously an Audit Manager with Ernst & Young.

Ms. Cashman serves as a director of and Chair of the Audit Committee for publicly-held Basset Furniture Industries, Inc.

Qualifications: Ms. Cashman brings to the Board of Directors particular knowledge and experience in finance, accounting, tax, and capital structure, as well as strategic planning, real estate strategy and selection, operations and incentive compensation plan development.

Mary Lou Kelley	59	2015

Ms. Kelley served as President, E-Commerce for electronics retailer Best Buy from April 2014 through March 2017. Prior to joining Best Buy, Ms. Kelley served as Senior Vice President, E-Commerce for Chico’s FAS Inc. from June 2010 to March 2014. Ms. Kelley formerly held the posts of Vice President of Retail Real Estate and Marketing and Vice President of E-Commerce for L.L. Bean.

Ms. Kelley serves on the boards of YETI Holdings, Inc. a premium cooler and drinkware company and Finning International, a public company that is the world’s largest Caterpillar equipment dealer with operations in Canada, South America, the United Kingdom and Ireland. She also is an advisor to the Board of Directors and senior leadership of Falabella Retail, the largest department store retailer in South America.

Qualifications: Ms. Kelley has deep capabilities in developing the retail omni-channel experience, as well as e-commerce, marketing and strategic planning experience. She provides insight and counsel on a variety of issues as the Company continues to pursue our long-term strategic plan, which includes elevating our marketing efforts and growing our verabradley.com digital flagship.

John E. Kyees – Lead Independent Director	73	2010

From February 2014 through May 2014, Mr. Kyees served as the interim Chief Financial Officer of Destination XL Group, Inc., the largest multi-channel specialty retailer of big and tall men’s apparel. In 2010, Mr. Kyees retired as the Chief Investor Relations Officer from Urban Outfitters, Inc., a retail chain headquartered in Philadelphia, Pennsylvania, after serving as Chief Financial Officer from 2003 to 2010. Mr. Kyees formerly held the position of Chief Financial Officer and Chief Administrative Officer for bebe stores, Inc., a retail chain headquartered in San Francisco, California, from 2002 to 2003.

Mr. Kyees is currently a director of publicly-held Destination XL Group, Inc., as well as Arhaus Furniture, a privately-held retailer.

Qualifications: Mr. Kyees brings to our Board of Directors over 40 years of experience in the consumer products retail and manufacturing industries. He has over 30 years of experience as a chief financial officer and nine years serving in that role for a public company. Institutional Investor magazine selected Mr. Kyees as a top specialty retail chief financial officer on five separate occasions, evidencing his strong skills in corporate finance, strategic and accounting matters.

Vera Bradley, Inc. 2020 Proxy Statement    3

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Frances P. Philip	62	2011

From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, Inc., a privately-held outdoor apparel and equipment retailer based in Freeport, Maine, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma and The Gap.

Ms. Philip also serves on the boards of Coats Group plc., a UK-based leading supplier of premium and high-performance threads and yarn to a wide range of industries with securities traded on the London Stock Exchange; Sea Bags, a privately-held manufacturer and retailer of handcrafted tote bags and accessories made from recycled sails; Totes-Isotoner Corporation, a privately-held international umbrella, footwear and cold-weather accessory supplier; and Regent Holdings, a privately-held designer, importer and wholesaler of home décor. She also serves as an Industry Executive for Freeman-Spogli, a private equity company specializing in retail, consumer brands, restaurants and distribution services.

Qualifications: Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising and the retail and consumer products industry.

Carrie M. Tharp	39	-

Ms. Tharp has served as Vice President, Retail and Consumer, for Google Cloud, a global cloud provider, since August 2019. Between October 2016 and July 2019, she was Executive Vice President, Chief Digital Officer of luxury retailer Neiman Marcus Group and served as Interim Neiman Marcus Brand President from January 2019 until July 2019. From June 2013 until September 2016, Ms. Tharp served as Senior Vice President, Chief Marketing Officer and Head of eCommerce for Fossil Group, a multi-brand watch and accessories business. Prior to that, she held various management positions with Travelocity and Dean Foods.

Qualifications: Ms. Tharp has extensive expertise in marketing, brand management, digital fluency, social media, customer insights, analytics, customer strategy, and omni-channel retailing.

Robert Wallstrom – President and Chief Executive Officer	54	2013

Mr. Wallstrom joined Vera Bradley as its President and Chief Executive Officer in 2013. From 2007 to 2013, Mr. Wallstrom served as President of Saks Fifth Avenue OFF 5TH, the outlet chain operated by Saks Fifth Avenue. Previously, he was Group Senior Vice President and General Manager of Saks’ flagship New York store from 2002 to 2007. Prior to joining Saks, Mr. Wallstrom held a variety of roles at retailer Macy’s Inc. from 1987 to 1995.

Mr. Wallstrom serves on the Board of Directors of the privately-held Brotherhood Mutual Insurance Company.

Qualifications: Mr. Wallstrom is a retail executive with extensive brand management experience, proven leadership abilities and a track record of driving growth. As President of Saks Fifth Avenue OFF 5TH, Mr. Wallstrom developed and implemented a strategic plan that repositioned the division as a growth engine, propelling it to a market-leading position. He has a deep background in strategic planning and execution, brand positioning, product development, store operations and merchandise planning and allocation.

4    Vera Bradley, Inc. 2020 Proxy Statement

PROPOSAL NO. 1 ELECTION OF DIRECTORS

DIRECTORS CONTINUING IN OFFICE

Directors Serving until the 2021 Annual Meeting	Age(1)	Director Since

Robert J. Hall – Chairman	61	2007

Mr. Hall has served as Chairman of the Board since September 2010. Mr. Hall is the President of Green Gables Partners, a private investment firm that he founded in 2010. Prior to founding Green Gables, Mr. Hall started Andesite Holdings, a private equity firm, where he served as principal from 2007 to 2014. Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007.

Mr. Hall serves as a director of FlyLow Gear Co., a privately-held manufacturer of outerwear; as Board Chair of The Holderness School; and serves as Co-Chair of the U.S. Biathlon Association.

Qualifications: Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters stemming from his extensive experience in investment banking, investment management, financial planning and private placements.

P. Michael Miller	82	1990

In 2013, Mr. Miller retired as a senior partner in the law firm of Hunt Suedhoff Kalamaros LLP, where he served as a partner from 1997. From 1990 through June 2010, Mr. Miller served as our Secretary and Treasurer. Mr. Miller also serves on the Board of Directors of the Vera Bradley Foundation for Breast Cancer.

Qualifications: Mr. Miller has been involved with Vera Bradley since its inception and brings to our Board of Directors a broad array of institutional knowledge and historical perspective. Mr. Miller also provides insight and guidance on legal and business matters, stemming from his years of experience as a practicing attorney prior to his retirement.

Edward M. Schmults	57	2010

Since 2018, Mr. Schmults has served as the Chief Executive Officer of Calyx Peak Companies, which operates and manages assets in the legal cannabis market. From 2009 until 2018 Mr. Schmults served as the Chief Executive Officer and a director of Wild Things, LLC, a privately-held company that provides technical apparel, packs and bags to the U.S. military, federal and state law enforcement agencies and the consumer market. From 2005 to 2009, Mr. Schmults served as the Chief Executive Officer of FAO Schwarz, a toy retailer. Mr. Schmults has also served as Chief Operating Officer at RedEnvelope, Inc. and Patagonia.

Mr. Schmults currently serves on the advisory board of First Insight, Inc., a privately-held data analytics company, and is a member of the board of privately-held Calyx Peak Companies.

Qualifications: Mr. Schmults brings to our Board of Directors over 30 years of experience in branded consumer products, direct-to-consumer sales, finance, information technology and socially responsible business practices. Mr. Schmults also has significant experience in customization of consumer products as an early adopter in the apparel businesses in which he has worked.

(1)	Represents age as of the Annual Meeting date.

Vera Bradley, Inc. 2020 Proxy Statement    5

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

We believe corporate governance should promote the long-term interests of our shareholders, as well as maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company. To that end, the following policies and practices are used to guide and regulate various actions, in addition to the Company’s Articles of Incorporation and Bylaws.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines set out various rules and principles for self-governance and address such matters as Board composition and structure, duties and responsibilities of directors and the Board and the duties of the Lead Independent Director, among other matters.

CONFLICT OF INTEREST AND BUSINESS ETHICS POLICY

We believe that credibility, integrity, trustworthiness and our core values are critical components of the current and future success of our business. Our Conflict of Interest and Business Ethics Policy is intended to help uphold high ethical standards in all of our operations by promoting ethical conduct and compliance with applicable laws, rules, regulations and standards. Our Board recognizes that no code of ethics can replace the thoughtful behavior of an ethical director or employee, but such a Code can provide guidance to help recognize and deal with ethical issues and to foster a culture of accountability.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

In addition to being subject to the Conflict of Interest and Business Ethics Policy, our Chief Executive Officer (“CEO”), Chief Financial Officer and Corporate Controller and Treasurer are also subject to our Code of Ethics for Senior Financial Officers. We will disclose on our website (www.verabradley.com) any amendment to, or waiver from, a provision of the Policy or Code that applies to our CEO, Chief Financial Officer and Corporate Controller and Treasurer or persons performing similar functions and that relates to:

❖	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
❖	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make.

❖	Compliance with applicable governmental laws, rules and regulations.

❖	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code.

❖	Accountability for adherence to the Code.

RISK OVERSIGHT

Our Board has and exercises ultimate oversight responsibility with respect to enterprise risk assessment and to the management of the strategic, operational, financial and legal risks facing our Company and its operations and financial condition. The Board is involved in setting our business and financial strategies and establishing what constitutes the appropriate level of risk for us and our business segments. Various committees of the Board provide assistance to the Board in its oversight of, among other things, risk assessment and risk management. The Board also monitors the process by which risk assessment and management is developed and implemented by management and reported to the full Board.

Our Audit Committee assists the Board in its oversight of our policies relating to risk assessment and risk management generally, with particular focus on our management of major financial risk exposures.

Our Compensation Committee assists the Board in assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure both their appropriateness in terms of the level of risk-taking and consistency with our business strategies. In conjunction with its assessment, the Committee, with the assistance of independent consultants and independent compensation resources, reviews our compensation policies and practices. That review encompasses each of our incentive plans, eligible participants, performance measurements, parties responsible for certifying performance achievement and sums that could be earned, including caps on the amount of bonus and performance share units that can be earned.

6    Vera Bradley, Inc. 2020 Proxy Statement

CORPORATE GOVERNANCE

STOCK OWNERSHIP GUIDELINES

Our Board of Directors has adopted stock ownership guidelines for directors, executive officers and other senior executives. These guidelines are a means to motivate directors and executives to perpetuate enduring shareholder value and to ensure that the interests of directors and executives are aligned with those of shareholders.

The stock ownership guidelines require that all non-employee directors own share units (as defined below) of the Company’s common stock with a value equal to four times the annual cash retainer, or $198,000 in fiscal 2020. Until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations. The guideline is automatically revised in the event that the annual retainer is changed.

The CEO is required to hold share units with a value equal to four times his annual base salary rate, or $3,200,000 in fiscal 2020. The guideline is automatically revised in the event that Mr. Wallstrom’s annual base salary rate changes. Certain Executive Officers, as determined by the Compensation Committee, are required to hold share units with a value equal to two times their annual base salary rate. Until such time as the CEO or another officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain the share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations.

The guidelines define a “share unit” as each share of Vera Bradley common stock beneficially owned, including shares of restricted stock and restricted stock units (but excluding any stock options). Both vested and unvested shares of restricted stock and restricted stock units are included in calculating share units. Unvested equity awards subject to performance criteria are included at achieved performance levels for completed performance years and at estimated performance levels for incomplete performance years. All directors and officers subject to the stock ownership guidelines were in compliance with the guidelines as of March 31, 2020.

HEDGING, DERIVATIVES AND PLEDGING

The Company has adopted an Insider Trading Policy, which, among other things, prohibits directors and employees from:

❖	Entering into hedging (making an investment to reduce the risk of adverse price movements or to offset potential losses/gains in a Company security) or other monetization transactions or similar arrangements with respect to the Company’s securities.

❖	Engaging in transactions in publicly-traded options on Company securities (such as puts, calls and other derivative securities).

❖	Entering into pledging arrangements with respect to Company securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of February 1, 2020 were Richard Baum, Frances P. Philip and Edward M. Schmults. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, nor has any member of the Compensation Committee engaged in any related party transaction with the Company. None of the Company’s executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.

POLICY ON RELATED PARTY TRANSACTIONS

In accordance with the rules of The NASDAQ Stock Market and our Audit Committee Charter, our Audit Committee reviews and, prior to consummation, approves any transaction, arrangement or relationship in which the Company is a participant; the amount involved exceeds $120,000; and one of our executive officers, directors, director nominees or 5% or greater shareholders (or their immediate family members) (each, a “related party”) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are on terms no less favorable to us than those that we could obtain from unaffiliated third parties and have terms and conditions that are reasonable and customary.

RELATED PARTY TRANSACTIONS FOR FISCAL 2020

Since February 3, 2019, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000

Vera Bradley, Inc. 2020 Proxy Statement    7

CORPORATE GOVERNANCE

and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Certain Employees of the Company. Doug Wallstrom, the brother of Robert Wallstrom, is employed by us as our Photography Studio Director. In fiscal 2020, he earned compensation of $146,463 and received a restricted stock grant in the amount of $10,008 in connection with his employment.

Vera Bradley Foundation for Breast Cancer. The Company routinely makes charitable contributions to the Vera Bradley Foundation for Breast Cancer (the “Foundation”) and also provides employees and office space to the Foundation. The Foundation was founded by the co-founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard is an employee and director of the Company, and Ms. Miller was a director of the Company until August 2019. Each also serves on the board of directors of the Foundation. In addition, P. Michael Miller, a director of the Company, serves on the board of directors of the Foundation. There were approximately $101,000 of Company contributions made to the Foundation in fiscal 2020.

FAMILY RELATIONSHIPS

Barbara Bradley Baekgaard and Patricia Miller founded the Company in 1982 in Fort Wayne, Indiana. Ms. Baekgaard is an employee and director of the Company. Ms. Miller served as a Company director until August 2019. P. Michael Miller, a director, is the husband of Ms. Miller. Robert J. Hall, our Chairman, is the son-in-law of Ms. Baekgaard.

COPIES OF GOVERNANCE DOCUMENTS

You may view the following documents at http://investors.verabradley.com/corporate-governance (please note that our website is not a part of this proxy statement):

❖	Corporate Governance Guidelines

❖	Conflicts of Interest and Business Ethics Policy

❖	Code of Ethics for Senior Financial Officers

❖	Insider Trading Policy

❖	Stock Ownership Guidelines

❖	Disclosure Policy

8    Vera Bradley, Inc. 2020 Proxy Statement

THE BOARD AND ITS COMMITTEES

THE BOARD AND ITS COMMITTEES

BOARD RESPONSIBILITIES

Being elected to serve on the Board of Directors is a high honor and privilege, and one that carries with it a serious responsibility to serve the interests of the Company and its shareholders. It is our desire that all Board members conduct themselves and perform their duties in an exemplary fashion, commensurate with the position of leadership that has been bestowed upon them by the shareholders.

Each Board member has the following basic responsibilities:

❖	To support the mission and purpose of the Company, and to abide by its Articles of Incorporation, Bylaws and policies.

❖	To be diligent in preparation for, attendance at and participation in Board meetings and related activities on behalf of the Company.

❖	To ensure that the financial and business affairs of the Company are, to the best of the Board member’s awareness, managed in a responsible manner.

❖	To act always in good faith and in the best interest of the Company, above any personal interest.

❖	To maintain the confidentiality of sensitive or proprietary information obtained as a result of Board service.

The primary duties of the Board include maximizing long-term shareholder value, by:

❖	Ensuring that the Company operates in a legal, ethical and socially responsible manner.

❖

Selecting, evaluating and offering substantive advice and counsel to the CEO and working with the CEO to develop effective measurement systems that will evaluate and determine the Company’s degree of success in creating long-term economic value for its shareholders.

❖	Reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions.

❖	Overseeing the Company’s capital structure and financial policies and practices.
❖	Assessing major risks facing the Company and reviewing options for their mitigation.

❖	Providing counsel and oversight on the selection, evaluation, development and compensation of executive officers and providing critical and candid feedback on their performance.

BOARD INDEPENDENCE

A majority of our directors are independent of the Company and management. The Board (with the input of the Nominating, Corporate Governance and Sustainability Committee) has evaluated all business and charitable relationships between the Company and the Company’s current non-employee directors and nominees for election at the June 2020 Annual Meeting and all other relevant facts and circumstances. As a result of the evaluation, the Board determined, as required by the Company’s Corporate Governance Guidelines, that the following non-employee directors or nominees are “independent” as defined by the standards for director independence established and described below: Kristina Cashman, Mary Lou Kelley, John E. Kyees, Frances P. Philip, Edward M. Schmults and Carrie Tharp. Under these same standards, the Board of Directors has determined that Barbara Bradley Baekgaard, Robert J. Hall, P. Michael Miller and Robert Wallstrom are not independent. Current directors Richard Baum and Matthew McEvoy, whose terms will expire at the Annual Meeting, were also determined to be independent.

Under the corporate governance requirements of The NASDAQ Stock Market (“NASDAQ”) our Board of Directors has a responsibility to make an affirmative determination that our directors serving as independent directors have no relationships with the Company that would impair their independence. Subject to some exceptions, the standards for independent directors established by NASDAQ and the Securities and Exchange Commission (“SEC”) generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has, in the past three years, received more than $120,000 per year in direct compensation from the Company (other than for service as a director or, for the immediate family member, as a non-executive employee); (d) the director is an employee, or the director or a member of the director’s immediate family is employed as

Vera Bradley, Inc. 2020 Proxy Statement    9

THE BOARD AND ITS COMMITTEES

a partner, of Deloitte & Touche LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where a Vera Bradley executive officer at the same time serves or served on the compensation committee; or (f) the director is an employee, or a member of the director’s immediate family is an executive officer, of a company that makes payments to, or receives payments from, Vera Bradley in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of the consolidated gross revenues of the company receiving the payment.

The Company’s Corporate Governance Guidelines require that the independent directors meet in executive session at each regular meeting of the Board and, in fiscal 2020, they met in executive session during each regular meeting for a total of four times. These executive sessions are chaired by the Lead Independent Director, Mr. Kyees.

BOARD LEADERSHIP STRUCTURE AND LEAD INDEPENDENT DIRECTOR

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the CEO; however, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board of Directors and CEO. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chairman of the Board of Directors and CEO are held by separate persons because the Board of Directors has determined that this structure aids in the oversight of management and is in the best interests of the Company and its shareholders at this point in time.

In addition, John E. Kyees, Chairman of the Company’s Audit Committee, has served as the Lead Independent Director since 2011. Pursuant to the Company’s Corporate Governance Guidelines, the lead director is an independent director who is elected from time to time, but not less frequently than annually, by the affirmative vote of a majority of the independent directors. The Lead

Independent Director, among other things, chairs executive sessions of the independent directors, reviews the meeting agenda with our CEO, leads the discussion with our CEO following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually and leads periodic discussions with other Board members and management concerning the Board’s information needs. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement the roles of our Chairman of the Board and CEO.

STANDING COMMITTEES AND MEETINGS OF THE BOARD

Our Board of Directors has established an Audit Committee; a Compensation Committee; and a Nominating, Corporate Governance and Sustainability Committee. Only independent directors are members of these three committees.

Our Board of Directors held six meetings during fiscal 2020, and each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board of which such director was a member held during the period in which such director served. Directors are encouraged to attend our annual meetings of shareholders, and all directors serving at that time attended the annual shareholders meeting held on June 4, 2019.

CURRENT COMMITTEE MEMBERSHIP

COMMITTEE	INDEPENDENT MEMBERS	CHAIR
Audit	John E. Kyees Mary Lou Kelley Matthew McEvoy*	●
Compensation	Edward M. Schmults Richard Baum* Frances P. Philip	●
Nominating, Corporate Governance and Sustainability	Frances P. Philip Richard Baum* Edward M. Schmults	●
*	Mr. Baum’s and Mr. McEvoy’s terms will expire at the annual meeting. New Committee Assignments will be made at the June 2020 Board Meeting after the election of new Board Members.

10    Vera Bradley, Inc. 2020 Proxy Statement

THE BOARD AND ITS COMMITTEES

Audit Committee. Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage, oversee and dismiss public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions. The Board of Directors has determined that Mr. John E. Kyees, the Chairman of the Audit Committee, is an “audit committee financial expert” (as defined by Item 407(d)(5)(ii) of Regulation S-K) and is “independent” (under the definitions and interpretations of NASDAQ Stock Market), in accordance with the rules of The NASDAQ Stock Market. The Audit Committee met nine times in fiscal 2020.

Compensation Committee. Our Compensation Committee reviews and determines policies, practices and procedures relating to the compensation of executive officers, including the CEO, and the establishment and administration of certain employee benefit plans for executive officers. The Compensation Committee has the authority to administer our 2010 Equity and Incentive Plan (and if approved by our shareholders, our 2020 Equity and Incentive Plan) and to advise and consult with our officers regarding managerial personnel policies. The Compensation Committee met four times in fiscal 2020.

Nominating, Corporate Governance and Sustainability Committee. Our Nominating, Corporate Governance and Sustainability Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also has responsibility for the company’s ESG (Environmental, Social and Governance) efforts, including reviewing and making recommendations to the Board regarding the Company’s ESG strategy and compliance with corporate governance, environmental sustainability and social responsibility. The Nominating, Corporate Governance and Sustainability Committee also reviews our efforts to audit our suppliers to ensure compliance with our vendor code of conduct. It also reviews and makes recommendations to the Board regarding the preparation, review of and compliance with corporate governance policies, succession planning for the CEO and tenure and retirement policies for directors. The Nominating, Corporate Governance and Sustainability Committee and

management are responsible for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties and financial and administrative support for attendance at qualifying academic or other independent programs. The Nominating, Corporate Governance and Sustainability Committee met four times in fiscal 2020.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

Our Board and each of our standing committees annually conduct self-evaluations to identify opportunities to improve Board and committee performance.

COMMITTEE CHARTERS

The charters of the three standing committees of the Board of Directors describe the governance framework for each Committee. The charters, along with the Corporate Governance Guidelines, are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management.

You may view the charters at

http://investors.verabradley.com/corporate-governance

COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at http://investors.verabradley.com/corporate-governance/contact-the-board or to our Secretary at:

Corporate Secretary

c/o Vera Bradley, Inc.

12420 Stonebridge Road

Roanoke, Indiana 46783

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors or committee to whom the communication is directed.

Vera Bradley, Inc. 2020 Proxy Statement    11

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The Compensation Committee annually reviews the compensation for our Board of Directors and the tables below reflects the cash and equity compensation provided for service on our board. All directors other than Mr. Wallstrom and Ms. Baekgaard participate in our non-employee director compensation program. In March 2020, the Board temporarily suspended the Board cash retainer in order to protect the Company’s financial position and liquidity during the COVID-19 pandemic and will re-evaluate this decision as the year progresses.

CASH COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Under the cash compensation element of the program during fiscal 2020 we paid each of our non-employee directors a cash retainer of $49,500. We paid the Chairman of our Board of Directors an additional $27,000 retainer and the Lead Independent Director an additional retainer of $9,000. In addition, we paid the following annual retainers for committee service:

FISCAL 2020 ANNUAL BOARD RETAINERS
Audit Committee Chair	$13,500
Audit Committee Members	9,000
Compensation Committee Chair	9,000
Compensation Committee Members	6,300
Nominating, Corporate Governance and Sustainability Committee Chair	7,875
Nominating, Corporate Governance and Sustainability Committee Members	5,400

All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

RESTRICTED STOCK UNITS FOR NON-EMPLOYEE DIRECTORS

We also provide each of our non-employee directors with an annual equity grant with a grant date value of approximately $85,000. These restricted stock units vest and settle in our common shares, on a one-for-one basis, on the first anniversary of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement.

FISCAL 2020 DIRECTOR COMPENSATION

The following table summarizes compensation that our non-employee directors earned during fiscal 2020 for services as members of our Board of Directors.

FISCAL 2020 DIRECTOR COMPENSATION
NAME(1)	FEES EARNED OR PAID IN CASH	STOCK AWARDS(2)	TOTAL
Richard Baum	$61,200	$85,006	$146,206
Robert J. Hall	76,500	85,006	161,506
Mary Lou Kelley	58,500	85,006	143,506
John E. Kyees	72,000	85,006	157,006
Matthew McEvoy	58,500	85,006	143,506
Patricia R. Miller	33,000	85,006	118,006
P. Michael Miller	49,500	85,006	134,506
Frances P. Philip	63,675	85,006	148,681
Edward M. Schmults	63,900	85,006	148,906
(1)	We did not pay our employee directors, Mr. Wallstrom and Ms. Baekgaard, any compensation for their services on our Board of Directors in fiscal 2020.
(2)

Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements.

12    Vera Bradley, Inc. 2020 Proxy Statement

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending January 30, 2021. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of Deloitte. Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Deloitte also served as our independent registered public accounting firm for fiscal 2020.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed by Deloitte to Vera Bradley for fiscal years 2020 and 2019:

FEES PAID TO DELOITTE
	FISCAL 2020	FISCAL 2019
Audit Fees(1)	$1,037,863	$818,316
Audit-Related Fees(2)	560,000	—
Tax Fees(3)	101,520	51,964
All Other Fees(4)	1,895	1,895

Total	$1,701,278	$872,175

(1)

Audit Fees for fiscal years 2020 and 2019 consist of fees for professional services rendered by Deloitte in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.

(2)	Audit-Related Fees for fiscal year 2020 consist of fees for due diligence and other consultations for the Pura Vida acquisition.
(3)	Tax Fees consist primarily of fees associated with tax compliance, advice and planning services.
(4)	All Other Fees consist of fees for products and services other than the above-described services. In fiscal years 2020 and 2019, these fees related to an online research database subscription.

The Audit Committee’s written charter requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee. The Audit Committee considered the services listed above to be compatible with maintaining Deloitte’s independence.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP, or Deloitte, was responsible in fiscal 2020 for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended February 1, 2020;

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission;

3.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

4.	The Audit Committee has considered whether the provision by Deloitte of non-audit services to Vera Bradley is compatible with maintaining Deloitte’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
John E. Kyees, Chairman
Mary Lou Kelley
Matthew McEvoy

14    Vera Bradley, Inc. 2020 Proxy Statement

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Shareholders are urged to read the “Executive Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Vera Bradley, Inc. approve, on an advisory basis, the compensation of its NEOs as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table, the Executive Compensation Discussion and Analysis and

other related tables and disclosures set forth in such proxy statement.”

Because this vote is advisory, the result will not be binding on us, our Board of Directors or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement, except with respect to shares held in street name, for which you must direct your broker to vote such shares. A say-on-pay vote will take place every year as determined by the Board of Directors and based on the advice provided by the shareholders at the 2017 Annual Meeting.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT INCLUDING RELATED TABLES AND DISCLOSURES.

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PROPOSAL NO. 4 TO APPROVE THE 2020 EQUITY AND INCENTIVE PLAN

PROPOSAL NO. 4

TO APPROVE THE 2020 EQUITY AND INCENTIVE PLAN

PROPOSAL

The Company approved the first 2010 Vera Bradley, Inc. Equity and Incentive Plan (the “2010 Plan”) in October of 2010. Under the terms of the 2010 Plan it made available 6,076,001 shares available for grant of equity awards. The 2010 Plan expires on its ten (10) year anniversary or October 20, 2020. Therefore, the Compensation Committee has recommended, and the Board of Directors has unanimously approved, subject to the approval of the Company’s shareholders, the adoption of a new Vera Bradley, Inc. 2020 Equity and Incentive Plan (the “2020 Plan”) to take effect upon expiration of the 2010 Plan on October 21, 2020.

As further described below, the 2020 Plan provides for grants of equity awards to our directors, advisors, and employees. The purpose of the 2020 Plan is to provide equity incentives to directors, advisors, and employees in order to align their interests with long-term shareholder interests, motivate and reward them for achieving long-term results and help us retain key executives and employees in a competitive market for talent. The availability of an adequate number of shares available for issuance under the 2020 Plan is a critical factor in fulfilling these purposes.

Since the 2010 Plan is expiring, as of October 21, 2020 there will be no shares available for grant unless the 2020 plan is implemented. Upon implementation of the 2020 Plan and under its terms as described below, there would be 3,000,000 shares of Common Stock available for future issuances. This is less than half the amount of stock that was originally made available under the 2010 Plan. The Board believes that this number of Shares represents a reasonable amount of potential equity dilution to current shareholders and allows the Company to continue awarding equity incentives, which are an important component of our overall compensation program.

The Board of Directors believes Vera Bradley’s future success depends on our ability to attract and retain talented team members, and the ability to grant awards under the 2020 Plan is a critical recruiting and retention tool to obtain the quality employees we need to move our business forward. The Board considers equity compensation to be a significant component of total compensation for the Company’s officers and other employees, and believes that a combination of short and long-term incentives is essential to maintain a competitive compensation program. The 2020 Plan will also provide a tool for the Company to align the individual interests of the members of our Board, our employees and our advisors to the long-term interests of our shareholders. We ask our shareholders to approve the 2020 Plan to, among other things maintain a sufficient number of authorized shares issuable under our equity incentive plan so that Vera Bradley can continue to attract and retain outstanding and highly skilled employees, including key executive officers, and independent directors that add value to our Board of Directors. The Board of Directors considers the impact of dilution on the shareholders in making this recommendation, but with the low dilution rate of stock granted under the Company’s 2010 Plan of less than 1.0% per year since its inception, the Board believes it is in the best interest of Shareholders to approve the 2020 Plan in order to continue to attract and retain high caliber employees, officers and members of the Board of Directors. If shareholders do not approve the 2020 Plan, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and retaining highly skilled employees, advisors, executive officers and independent directors for our Board of Directors.

Plan Highlights

The 2020 Plan includes a number of specific terms and limitations that the Compensation Committee believes reflect our pay for performance philosophy and are consistent with the long-term interests of our shareholders. These features include:

•	Minimum Vesting Period. The 2020 Plan includes a one-year minimum vesting period for all awards under the plan, other than those clearly identified.

•	Recoupment Policy. All grants made under the 2020 Plan shall be subject to the Company’s Compensation Recoupment Policy that provides for repayment of compensation in the event of certain misconduct.

•

No stock option repricing. The 2020 Plan includes an express prohibition on repricing of stock options, including stock appreciation rights (SARs) without shareholder approval so as to specify a lower exercise price or grant price (or to cancel an option or SAR and substitute for it an option or SAR with a lower exercise or grant price), without the approval of the Company’s shareholders.

•	No discounted awards. The 2020 Plan requires the exercise price of stock options and SARs to

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PROPOSAL NO. 4 TO APPROVE THE 2020 EQUITY AND INCENTIVE PLAN

be not less than the fair market value of our Common Stock on the date of grant.

•	No “evergreen” provision. The 2020 Plan provides for a limited number of shares for grant and does not provide for any automatic annual increase of available shares for future issuance.

•	Ten-Year Plan Term. The 2020 Plan prohibits the making of awards after October 21, 2030, and limits the exercise term of stock options and stock appreciation rights to ten years from the grant date.

•	Independent Committee Administration. The 2020 Plan is administered by our Compensation Committee, which is comprised solely of independent, outside, non-employee Directors.

Dilution and Burn Rate

As of February 1, 2020, the equity awards outstanding under the 2010 Plan were as follows:

•	Number of restricted share units unvested: 432,342

•	Number of performance share units unvested: 671,682

•	Shares available for grant under the 2010 Plan: 3,964,026

Under the proposal, the 2020 Plan will go into effect after the expiration of the 2010 Plan and therefore there will be no more shares available for issuance under the 2010 Plan when the 2020 Plan is effective. The number of shares of our Common Stock available for issuance under the 2020 Plan, would be 3,000,000 shares available for future grants. The number of remaining shares available for grant under the 2020 Plan may increase from time to time in connection with the recycling of shares related to the cancellation or forfeiture of awards outstanding under the 2020 Plan, but not by shares tendered to pay exercise prices or taxes.

Under the 2020 Plan the potential shareholder dilution is approximately 8.3% if all shares are granted under the plan or less than 1% per year over the term of the 2020 Plan. However, it should be noted that all shares will not necessarily be granted under the 2020 Plan. As of February 1, 2020, the Committee had only granted 2,111,975 shares of the 6,076,001 shares available for grant since October 2010 demonstrating the prudence that the Compensation Committee has exercised in making past grants under the 2010 Plan.

In addition to assessing dilution to shareholders, the Compensation Committee reviews our “burn rate” to measure how much equity we are granting to employees as compared to the total number of shares outstanding. Burn rate is measured as the (i) total number of equity-related awards granted in any given fiscal year divided by (ii) the number of common shares outstanding at the end of that fiscal year. The following summarizes our burn rates for the prior three years:

•	Fiscal 2020 burn rate was 0.9%

•	Fiscal 2019 burn rate was 0.9%

•	Fiscal 2018 burn rate was 0.8%.

Based on the number of equity awards underlying shares granted in each of the last three fiscal years, we estimate that the requested increase in shares would be sufficient for at least five years of grants, although there is no guarantee as to the number of equity awards that will be granted each year. Also, recently, the COVID-19 pandemic and the resulting economic challenges has negatively impacted the Company’s share price. Therefore, the historical burn-rate may not be a sufficient indication of future burn rate in light of the impact to the Company’s share price.

Summary of 2020 Plan

Is the following summary of the 2020 Plan complete?

No. The following pages summarize the principal features of the 2020 Plan, but this summary is not intended to be exhaustive and is qualified in its entirety by reference to the 2020 Plan itself, a copy of which is attached to this proxy statement as Appendix A.

What is the term of the 2020 Plan?

Unless the 2020 Plan is earlier terminated in accordance with its provisions, no awards will be made thereunder after October 21, 2030, but awards granted on or prior to such date will continue to be governed by the terms and conditions of the 2020 Plan and the applicable award agreement.

Who administers the 2020 Plan, and who is eligible for awards under the 2020 Plan?

The 2020 Plan is administered by the Compensation Committee. Employees, advisors, and directors of the Company and its subsidiaries are eligible to participate (“Participants”) in the 2020 Plan.

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PROPOSAL NO. 4 TO APPROVE THE 2020 EQUITY AND INCENTIVE PLAN

The Compensation Committee has the exclusive discretion to select the Participants and to determine the type, size, and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 2020 Plan, in each case subject to the terms and conditions of the 2020 Plan. The 2020 Plan remains in effect until all awards under the 2020 Plan either have been satisfied by the issuance of shares of the Company’s Common Stock or the payment of cash or have expired or otherwise terminated; provided, however, that no awards may be granted after October 21, 2030. Generally, a Participant’s rights and interest under the 2020 Plan will not be transferable except by will or by the laws of descent and distribution.

What are the details of the types of awards authorized under the 2020 Plan?

The 2020 Plan provides for the grant of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and performance awards.

Stock Options. Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of the Company’s Common Stock at a price fixed by the Compensation Committee. The exercise price for stock options issued under the 2020 Plan shall not be less than 100% of the fair market value as of the date of grant. The Compensation Committee has broad discretion as to the terms and conditions upon which options granted shall be exercised. Options have a maximum term of ten years from the date of grant.

Stock Appreciation Rights. Stock Appreciation Rights (“SAR”) are rights to receive cash or shares, or a combination thereof, as the Compensation Committee may determine, in an amount equal to the excess of (i) the fair market value of the shares with respect to which the SAR is exercised over (ii) a specified price which must not be less than 100% of the fair market value of the shares at the time the SAR is granted.

Restricted Stock and Restricted Share Units. Awards of restricted shares or restricted share units under the 2020 Plan may be made at the discretion of the Compensation Committee and consist of shares of stock granted to a participant and subject to an award agreement or a right to receive shares of stock once certain conditions are satisfied or certain restrictions are lifted. At the time of an award, the Committee in its discretion may prescribe in award agreements that a Participant may have the benefits of ownership in respect of such shares, including the right to vote such shares and receive dividends thereon and other distributions subject to the restrictions set forth in the 2020 Plan and in the stock restriction agreement. Any shares of the Company’s common stock issued shall be held by the Company until all conditions and/or restrictions have been satisfied. The Compensation Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment.

Performance Shares, Performance Units and Performance Awards. Performance shares, performance units, and performance awards shall be earned in whole or in part based upon the achievement of pre-established performance criteria. The Compensation Committee shall set the performance criteria of any grant no later than the 90th day after the performance period begins. The Compensation Committee has discretion to determine the Participants to whom performance unit awards are to be made, the times in which such awards are to be made, the size of such awards, and all other conditions of such awards, including any restriction, deferral periods, or performance criteria.

How are withholding taxes on awards handled?

The Company has the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or shares, at the Company’s discretion) sufficient to satisfy any federal, state, local and/or other taxes, domestic or foreign, required by law or regulation.

What is the effect of a change in control or occurrence of certain unusual or nonrecurring events that happen to change the nature of the Company’s Common Stock?

If there occurs a “Change in Control” of the Company, as defined in the 2020 Plan, the Committee may provide in the applicable award agreement that an award will vest on an accelerated basis upon a Participant’s termination of service in connection with a Change in Control or upon the occurrence of any other event the Compensation Committee may set forth in the award agreement.

If the Company’s Common Stock is changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a public offering or other capital infusion from any source) or if the number of shares is increased through the payment of a stock dividend, provision shall be made so that the Participants shall be entitled to receive, upon vesting of such shares, the number of shares to which a Participant

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PROPOSAL NO. 4 TO APPROVE THE 2020 EQUITY AND INCENTIVE PLAN

would have been entitled on such merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or payment of stock dividend.

Can the 2020 Plan be amended or terminated?

The Board of Directors or Compensation Committee may alter, generally amend, modify or terminate the 2020 Plan in whole or in part at any time, except that neither the Board of Directors nor the Compensation Committee may, without the approval of the Company’s shareholders, increase the number of shares that may be issued or transferred to Participants under the 2020 Plan. No modification of an award will, without the prior consent of the Participant, materially impair any rights or obligations under any award already granted. The Compensation Committee will not modify or replace any outstanding Option or SAR so as to lower the exercise price without approval of the Company’s shareholders. Furthermore, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law and the regulations, rules or requirements of NASDAQ or any other stock exchange on which the Company’s common stock is listed or traded. Currently, NASDAQ rules would require shareholder approval for a material revision of the 2020 Plan, which would generally include: (i) any material increase in the number of shares to be issued under the 2020 Plan (other than to reflect a reorganization, stock split, merger, spinoff or similar transaction), (ii) any material increase in benefits to participants, including any material change to (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares or options to purchase shares may be offered, or (c) extend the duration of the 2020 Plan, (iii) any material expansion of the class of participants eligible to participate in the 2020 Plan and (iv) any expansion in the types of options or awards provided under the 2020 Plan.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax consequences of the grant, exercise, and vesting of awards under the 2020 Plan. The tax consequences of the grant, exercise, or vesting of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations, and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-Qualified Stock Options. In general, the Company anticipates that (i) a Participant will not recognize income at the time a non-qualified option is granted, (ii) a

Participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price paid for the shares and (iii) at the time of sale of shares acquired pursuant to the exercise of the non-qualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. The Company anticipates that a Participant will not recognize income at the time an incentive option is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option exercise price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an incentive option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon the sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. In general, the Company anticipates that a Participant will not recognize income upon the grant of stock appreciation rights. The Participant generally will recognize ordinary income when the stock appreciation rights are exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock. In general, the Company anticipates that a Participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the Participant for such restricted shares). However, a Participant who so elects under Section 83(b) of the Code within 30 days of the date of award of the shares will have taxable ordinary income on the date of award of the restricted shares equal to the excess of the fair market

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PROPOSAL NO. 4 TO APPROVE THE 2020 EQUITY AND INCENTIVE PLAN

value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

Restricted Stock Units and Performance Shares or Units. In general, the Company anticipates a Participant will not recognize income upon the grant of a restricted stock unit award or a performance share or unit award. Upon settlement of the awards, the Participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividends or Dividend Equivalents. Any dividend or dividend equivalents awarded with respect to awards granted under the 2020 Plan and paid in cash or unrestricted shares will be taxed to the Participant at ordinary income rates when such cash or unrestricted shares are received by the Participant.

Section 409A. The 2020 Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. In general, if an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. All awards granted under the 2020 Plan will be designed either to be exempt from, or to comply with the requirements of, Section 409A.

Tax Consequences to the Company. To the extent that a Participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

2020 Plan Awards

No awards have been granted, awarded or received under the 2020 Plan. Assuming approval of the 2020 Plan by the Company’s shareholders, future awards under the 2020 Plan will be granted by the Committee, in its discretion, and the amount of any such awards to the Company’s employees and non-management directors is not currently determinable. The following table sets forth equity based awards granted in fiscal 2020 under the Company’s 2010 Equity and Incentive Plan:

NAME	TIME-BASED RESTRICTED STOCK UNITS	PERFORMANCE- BASED RESTRICTED STOCK UNITS
Executives	110,688	110,688
Current Non-Management Directors	51,912	—
All Employees (excluding executives)	70,179	60,499

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE VERA BRADLEY, INC. 2020 EQUITY & INCENTIVE PLAN

20    Vera Bradley, Inc. 2020 Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the following Executive Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults, Chair

Richard Baum

Frances P. Philip

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This CD&A provides a summary of the material elements of our compensation philosophy and practices, with a particular focus on our named executive officers or “NEOs.” As used in this CD&A, the “Committee” refers to the Compensation Committee of the Board of Directors.

The following is a list of our NEOs who served for fiscal 2020:

NAME	TITLE

Robert Wallstrom	President and CEO

John Enwright	Chief Financial Officer

Daren Hull	Chief Customer Officer

Beatrice Mac Cabe	Chief Creative Officer

Mark C. Dely	Chief Legal & Administrative Officer

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EXECUTIVE COMPENSATION

To assist in understanding our NEO compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2020, where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our NEOs. The Committee is constantly evaluating industry and corporate governance best practices in its compensation programs. Below is a summary of what the Company does and does not do with respect to its compensation programs:

CORPORATE GOVERNANCE BEST PRACTICES

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance: 50% of CEO compensation and 36% of other NEO compensation is tied to performance.	No Hedging or Pledging: Under the Company’s Insider Trading Policy, Executives are not allowed to enter into hedging/pledging or other monetization transactions with Company securities.

Double-Trigger Change of Control: Following a change in control, severance payments will only be triggered upon an involuntary termination of employment or where employee terminates for good reason.

Grant of Stock and Options Below Fair Market Value: All restricted stock units and options are priced and granted at the fair market value at the time of grant. Stock or options are not granted below fair market value.

Use of Third Party Consultants: We utilize compensation consultants and third-party benchmarking to evaluate and compare our compensation programs.	Repricing of Underwater Options/RSUs: The Committee has not repriced any underwater options or otherwise changed the value of RSUs granted despite change in the value of the stock.

Share Ownership Guidelines: Executive Officers are expected to hold Company common stock between 2 and 4 times their annual base salary, and non-employee directors are expected to hold common stock of 4 times their annual cash retainer.

Short-Term Vesting of Equity: No short-term vesting of equity grants. The Company utilizes a three-year time horizon to vest equity granted as part of its Long-Term Incentive Program.

Compensation Recoupment Policy: All cash incentive awards or performance-based equity awards are subject to recoupment in the event of earnings restatements resulting from unlawful activity, or other unlawful activity, fraud or intentional misconduct.

No Tax Gross-Ups: The Company does not utilize tax gross-ups for Executives.

Limited use of Employment Agreements: Only our CEO has an employment agreement.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the Company’s compensation philosophy should act as the “blueprint” for the total compensation design and targeted value to be delivered to the executive officers. Our compensation philosophy is intended to ensure that the framework for the Company’s compensation program supports the strategic needs of the business, that the components of the pay system work in concert to influence executive behavior in support of organization imperatives and that the mechanics of the executive reward structure reinforce the corporate culture and management style of the organization.

Our compensation philosophy includes two identifiable components: compensation objectives and pay goals.

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EXECUTIVE COMPENSATION

Compensation Objectives. These objectives serve as a set of “guiding principles” that provide an overview of the intended purpose of our compensation program. Our compensation objectives are:

✓	To attract and retain key personnel and drive effective results.

✓	To encourage our NEOs to focus on:

¡	Building shareholder value.

¡	Maximizing growth and profitability.

¡	Leadership to drive change while exemplifying Company values.

¡	Building a strong brand.

✓	To provide our NEOs with a compensation package that is competitive within our industry.

Pay Goals. The Committee has determined that it is beneficial to establish ranges of compensation, both in total and with respect to each of the Company’s main compensation components, around the 50th percentile of peer group compensation. A primary focus of the Committee in setting executive compensation is to target total compensation within the established ranges noted below, although competitiveness of the other pay components is also strongly considered. For the CEO and the other NEOs, the Compensation Committee considers the following ranges when assessing the competitiveness of each pay component:

COMPENSATION ELEMENT	PAY GOAL RELATIVE TO PEER GROUP

Annual base salary rate:	50th percentile, +/- 10%

Target annual incentive:	50th percentile, +/- 10%

Target long-term incentive:	50th percentile, +/- 15%

Target total compensation:	50th percentile, +/- 15%

COMPENSATION MIX AND PAY FOR PERFORMANCE

Annually, the Committee considers the total compensation opportunities for each NEO and determines how total potential compensation should be allocated across the different elements of compensation. The Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk associated with any payout and retention considerations.

Generally, the Committee considers market practices as reflected in the peer group data reviewed by its compensation consultant to obtain a baseline of total potential compensation for each NEO. Using this analysis as a starting point, the Committee engages in discussions with the objective of ensuring that a material portion of each NEO’s total compensation is at-risk and dependent on performance. Care is taken to balance incentives to drive performance in the short-term and the long-term. In this way, we encourage NEOs to vigorously pursue financial and other performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that these practices align the interests of the NEOs with those of the shareholders year-over-year, as well as over the long term.

The Committee seeks to ensure that a substantial portion of the total compensation awarded to the NEOs is performance-based and is comprised of both annual and long-term incentives. The fiscal 2020 mix of compensation for the CEO and other NEOs is set forth below:

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EXECUTIVE COMPENSATION

(1)	Excludes CEO target compensation.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Role of the Compensation Committee. The Committee is responsible to the Board for overseeing the development and administration of our compensation programs. The Committee is composed of three independent directors and is responsible for the review and approval of all aspects of executive compensation, including the approval of compensation packages of newly hired executive officers. The Committee is supported in its work by the CEO, Chief Legal & Administrative Officer, the Vice President of Human Resources, their staff and independent executive compensation consultants, as needed.

Role of Management. Our Committee generally seeks input from our CEO when discussing the performance and compensation levels of the other NEOs. The Committee also works with our CEO, our Chief Financial Officer, Chief Legal & Administrative Officer and the Vice President of Human Resources in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Wallstrom nor any of our other executives participates in deliberations relating directly to his or her own compensation.

Role of Compensation Consultants. The Committee has utilized compensation consultants in assisting with benchmarking, regulatory changes and updates, and analysis and design of the Company’s compensation program. The Committee also used consultants to help review the Company’s compensation peer group. In fiscal 2020, the Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) as executive compensation consultants and Equilar, Inc. (“Equilar”). Both Pearl Meyer and Equilar were retained by the Committee, and the Committee may replace them or hire additional consultants at any time. Our Committee makes all final decisions regarding the compensation of our NEOs.

Role of Shareholders: Response to Advisory Vote on Executive Compensation. At the 2019 Annual Meeting of Shareholders, approximately 78% of the votes cast on the advisory vote on our executive compensation program were in support of the compensation paid to the NEOs. In light of this support from shareholders, the Committee took the results into account in formulating its executive compensation plans moving forward for fiscal 2021. In setting fiscal 2020 compensation, the Committee materially maintained the compensation program currently in place.

Peer Group and Benchmarking. At least annually, the Committee, utilizes peer group and industry third-party benchmarking data to ensure that the NEO’s and other officers are appropriately compensated. As part of analyzing peer group data the Committee conducts a review of its identified peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Committee aims to identify companies with similar characteristics to our Company. Specifically, we look for peer group companies that are in the retail industry or another related industry, have a strong consumer brand, are profitable and are of a comparable size (based principally on revenue and market capitalization). Due to changes in circumstances in various Companies, for fiscal 2021 the Committee removed Perry Ellis, Destination Maternity, Iconix and Christopher & Banks from the Company’s peer group and replaced them with Boot Barn, Duluth Holdings, J. Jill, Inc., RTW Retailwinds, Inc. and YETI Holdings, Inc.

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FISCAL 2020 COMPENSATION PEER GROUP

The Buckle, Inc.	Christopher & Banks Corporation	Crocs, Inc.

Destination Maternity Corporation	Land’s End, Inc.	Francesca’s Holdings Corp

Vince Holding Corp.	Build-a-Bear Workshop, Inc.	Iconix Brand Group, Inc.

Movado Group, Inc.	Oxford Industries, Inc.	Perry Ellis International, Inc.

Destination XL Group, Inc.	Tilly’s Inc.	Zumiez Inc.

FISCAL 2021 COMPENSATION PEER GROUP

The Buckle, Inc.	Boot Barn, Inc.	Crocs, Inc.

Duluth Holdings	Land’s End, Inc.	Francesca’s Holdings Corp

Vince Holding Corp.	Build-a-Bear Workshop, Inc.	J. Jill. Inc.

Movado Group, Inc.	Oxford Industries, Inc.	RTW Retailwinds, Inc.

Destination XL Group, Inc.	Tilly’s Inc.	Zumiez Inc.

YETI, Holdings, Inc.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM IN FISCAL 2020

HIGHLIGHTS

Recent highlights of our executive compensation program include:

❖

In March of 2020, the Company adopted and implemented a Compensation Recoupment Policy in which all cash incentive and performance based equity awards are subject to repayment for restatements from unlawful activity, or from other unlawful activity, fraud, or intentional or willful misconduct.

❖

In addition to financial goals, the annual incentive for fiscal 2020 included key strategic objectives each with its own objective metric tied to our long-term strategic plan and intended to focus the team on making progress towards the initiatives of Vision 20/20.

❖

The financial components of the annual incentive paid out below target level for both revenue results and operating income results based on the Company falling below its operating plan for both revenue and operating income for its Vera Bradley brand.

❖	The actual achievement for individual tranches of the performance based units of the Company’s Long-Term Incentive Plan varied from 0 - 200% based on the Company’s performance in the given year.
❖	All stock equity grants under our long-term incentive program vest over a three-year period in order to incentivize retention and long-range performance.

BASE SALARY

Purposes of Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, tenure, historical compensation, retention risk and current and expected future contributions to the Company. In particular, we set base salaries keeping in mind that we are often recruiting from a fashion and retail marketplace that is not typically found in the Company’s hometown of Fort Wayne, Indiana. With these principles in mind, base salaries are reviewed at least annually by our Committee and may be adjusted from time to time based on the results of this review.

Setting Fiscal 2020 Base Salary. In fiscal 2020, the Compensation Committee provided for base salary increases for the CEO and other NEO’s ranging from 3.2% to 14.1%. The Committee approved base salary increases based on analysis of the median peer group and industry benchmarking base salary information, performance and/or changes in NEO responsibilities.

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EXECUTIVE COMPENSATION

The following table shows annual base salary rates for each of our NEOs at the end of fiscal 2019 and fiscal 2020. Amounts represent a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year. In April 2020, the Company announced that it would be temporarily reducing base pay of its Chief Executive Officer by 75% and reducing base pay of NEO’s and other executive officers by 30% in order to protect the Company’s financial position and liquidity during the COVID-19 pandemic and will re-evaluate this decision as the year progresses.

FISCAL 2020 BASE SALARY CHANGES
	FISCAL 2019 BASE SALARY RATE	FISCAL 2020 BASE SALARY RATE
Robert Wallstrom	$750,000	$800,000
John Enwright	357,000	377,000
Daren Hull	475,000	490,000
Beatrice Mac Cabe	357,000	382,000
Mark C. Dely	320,000	365,000

ANNUAL INCENTIVE COMPENSATION

Purposes of Annual Incentive. Our annual incentive compensation, in the form of an annual cash payment and is intended to compensate our NEOs for meeting our short-term corporate financial and strategic objectives and to incentivize our NEOs to meet these objectives. Our financial and strategic objectives are intended to build shareholder value, maximize growth and profitability and build a strong brand and execute against the annual milestones of the long-term strategic plan.

Setting Annual Incentive Compensation Levels. Our objective is generally to be within the competitive range of the peer group median, on average, for annual incentive opportunities of our executive officers, including our NEOs. We consider a range of +/-10% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

Fiscal 2020 Annual Incentive Performance Metrics. For fiscal 2020, the Committee did not make modifications to the general annual incentive design from the fiscal 2019 annual incentive program, although relevant strategic goals were updated as appropriate. The annual incentive program in fiscal 2020 was based upon Vera Bradley brand performance only and did not take into consideration Pura Vida performance. As such, all performance metrics discussed below are related to the standalone Vera Bradley brand.

Selecting the Financial Metrics. Consistent with fiscal 2019, Vera Bradley revenue and operating income were the financial metrics used for fiscal 2020. The Committee selected net revenue because we believe it is important to our shareholders and to the ultimate performance of the Company. Top line performance, however, must be accompanied by operating performance as well, so operating income was selected as a second performance metric. In the future, the Committee will review the application of other financial performance measures. The Committee typically sets a target level of performance at which the full target bonus can be earned. The Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus.

ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Threshold	Target	Maximum
Operating Income	25%	25%	100%	200%
Net Revenue	25%	25%	100%	200%
Total	50%

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STRATEGIC METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive
		Met Most	Met All	Exceed	Significantly Exceed
Corporate Strategic Objectives(1)	25%	75%	100%	125%	200%
Individual Financial Objectives	25%	75%	100%	125%	200%
Total	50%

TOTAL					200%(2)
(1)	The payout for strategic objectives is capped at 100% in the event that either or both of the operating income or net revenue metrics are not achieved at the threshold performance level or higher.
(2)

Mr. Wallstrom’s total annual incentive payout is capped at 200% of his base salary. Mr. Wallstrom’s annual incentive structure is weighted 33.3% for each of operating income, net revenue and corporate strategic objectives.

Selecting the Strategic Metrics. In fiscal 2020, the Committee once again included corporate-level strategic objectives as a component of the annual incentive compensation program. The Committee believes that this metric is appropriate to incentivize the management team to meet significant strategic objectives key to achieving the Company’s long-term strategic plan. Each strategic objective measure is tied to an objective metric where performance is based on the level of achievement against the metric.

In fiscal 2020 these corporate strategic goals were to:

❖	Achieve Vera Bradley consolidated SG&A rate reduction;

❖	Achieve Vera Bradley full-price selling growth in full-line and verabradley.com;

❖	Achieve Vera Bradley customer base growth; and

❖	Achieve Vera Bradley direct comparable sales growth.

In addition to these corporate-level strategic goals, the Committee also continued to include a metric for the measurement of personal objectives for each of the NEOs other than Mr. Wallstrom. The Committee believes it is important to provide individual incentive against the strategic plan at the level of each major business function in order to ensure that the management team focused equally on execution in each of their areas in order to meet the long-term strategic objectives of the Company. The individual financial objectives varied by individual and department but all had clear metrics and measurements and in general were designed to be challenging but achievable.

In the future, the Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Fiscal 2020 Annual Incentive Payout. In fiscal 2020, the Company achieved adjusted Vera Bradley operating income of $28.3 million, which was below the target performance level of $31.7 million but above the threshold performance level of $27.9 million. This resulted in a 33% payout for this metric. Vera Bradley, Inc. GAAP operating income of $19.5 million was adjusted for $5.6 million of net charges including technology-related re-platforming charges; Pura Vida transaction costs; and incremental stock-based compensation as a result of Pura Vida performance and Pura Vida transaction bonuses; partially offset by an adjustment to reduce the earn-out liability, as well as an adjustment for the $3.2 million GAAP operating loss associated with Pura Vida operations.

Vera Bradley net revenue was $429.3 million in fiscal 2020, below the target performance level of $435.1 million but above the threshold performance level of $400.3 million, resulting in an 88% payout for this metric.

For financial performance metrics, payout levels were determined using linear interpolation for results falling between the three performance levels.

The Company nearly met its corporate strategic objectives, driven by overachieving to plan by approximately 6% for increasing the Vera Bradley customer base and 1% for comparable sales growth. In addition, the Company achieved above its threshold measurements, but below its target measurements, for both the full-price selling growth and SG&A rate reduction goals. Collectively, this performance resulted in a 99% payout for the corporate strategic objectives metric.

For the NEOs other than Mr. Wallstrom, the payout for individual objectives was determined based upon achievement of the goals as rated by Mr. Wallstrom. Mr. Wallstrom determined that each of Mr. Enwright, Mr. Hull, Ms. Mac Cabe and Mr. Dely generally performed at or above expectations with respect to their personal objectives.

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EXECUTIVE COMPENSATION

The following table sets forth the payout opportunities at each performance level, as well as actual bonus earned as a percentage of base salary:

FISCAL 2020 ANNUAL INCENTIVE PAYOUT AS A PERCENTAGE OF BASE SALARY

	OPPORTUNITY			ACTUAL

	Threshold	Target	Max
Robert Wallstrom	25%	100%	200%	73.3%
John Enwright	15%	40%	80%	32.0%
Daren Hull	15%	40%	80%	34.5%
Beatrice Mac Cabe	15%	40%	80%	34.5%
Mark C. Dely	15%	40%	80%	34.5%

PURA VIDA TRANSACTION BONUSES

In fiscal 2020, The Company acquired a 75% interest in Pura Vida, a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Compensation Committee awarded transaction bonuses for those who worked on the transaction in recognition of the substantial work, effort and value delivered by the team. These bonuses were paid in cash based on relative contribution and were as follows for NEO’s:

PURA VIDA TRANSACTION BONUSES
Robert Wallstrom	$200,000
John Enwright	100,000
Mark C. Dely	75,000

LONG-TERM INCENTIVE COMPENSATION

Purposes of Long-Term Incentive Compensation. We grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our NEOs, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long term and, in turn, also motivate employees to remain with the Company as the value of these awards is intended to increase over time. We believe these awards also serve as motivation for executives to continue to improve the long-term performance of the Company.

Fiscal 2020 Long-Term Incentive Vehicles, Mix and Grant Size. The fiscal 2020, fiscal 2019 and fiscal 2018 grants to each NEO were made up of 50% performance-based restricted stock units and 50% time-based restricted stock units. The terms of the fiscal 2020, fiscal 2019 and fiscal 2018 grants were similar.

Based on the Compensation Committee’s assessment the following reflect the fiscal 2020 long-term grant values for the NEOs.

FISCAL 2020 LONG-TERM INCENTIVE GRANTS

	TARGET GRANT VALUE	AS A % OF BASE SALARY RATE	% OF GRANT PERFORMANCE- BASED	% OF GRANT TIME- BASED
Robert Wallstrom	$1,100,008	138%	50%	50%
John Enwright	250,000	66%	50%	50%
Daren Hull	399,996	82%	50%	50%
Beatrice Mac Cabe	325,012	85%	50%	50%
Mark C. Dely	225,006	62%	50%	50%

Terms of the Fiscal 2020 Time-Based RSU Grant. The time-based restricted stock units vest in our common shares, on a one-for-one basis in three equal annual installments on the first, second and third anniversaries of the date of grant. The applicable award agreement provides that the units vest immediately upon the NEO’s disability (as defined in the Incentive Plan) or death or, provided the NEO remains employed through the effective date, upon a change in control (which is more specifically defined in the award agreement). The units will also vest upon the NEO’s retirement (as defined in the Incentive Plan) on a prorated basis based on service through the retirement date.

Terms of the Fiscal 2020 Performance-Based RSU Grant. The performance-based restricted stock unit grant is structured to be earned over three annual performance periods (fiscal 2020, fiscal 2021 and fiscal 2022) and for

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EXECUTIVE COMPENSATION

any earned units to vest in our common shares, on a one-for-one basis in a single tranche on the third anniversary of the date of grant.

The performance-based restricted stock units granted in fiscal 2020 are divided into three equal tranches of one-third each of the total award and allocated to each of the three fiscal years of the Company ending with fiscal 2022, with each such fiscal year being considered a performance year. Each tranche of performance-based restricted stock units must be both “earned” and “vested” before it will be settled in the form of the Company’s common shares. Each tranche of performance-based restricted stock units will be deemed earned only if the earnings per share threshold is met in the applicable fiscal year, and each will be deemed vested only if the executive is continuously employed with the Company through the third anniversary of the grant date. For fiscal 2020, threshold and maximum performance levels for the performance-based restricted stock units were set at 88% and 112%, respectively, of target earnings per share performance and payout levels range from 25% for threshold performance up to 200% for maximum performance.

FISCAL 2020 PERFORMANCE-BASED RSU GRANT – TRANCHE ONE PERFORMANCE MEASURES

PERFORMANCE LEVEL	EPS GOAL FOR FISCAL 2020	SHARES VESTING AS A PERCENTAGE OF TARGET GRANT
Threshold	$0.62 per share	25%
Target	$0.70 per share	100%
Maximum	$0.78 per share	200%

For the second and third tranches of the performance-based restricted stock unit grant, target earnings per share goals will be based on a pre-determined percentage increase in earnings per share over the prior year, and threshold and maximum performance levels will again be set at 88% and 112%, respectively, of target earnings per share. In each year, shares vesting as a percentage of the NEO’s target grant will be as set forth in the table above. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Results of Fiscal 2018 through Fiscal 2020 Performance-Based RSU Cycle. The Company’s Long-Term Incentive plan Performance-based restricted stock units are earned over a three year period and therefore the discussion below includes discussion over the last three fiscal years. Performance-based restricted stock units granted on

March 31, 2017 were subject to a three-year performance period established by the Committee that ended on February 1, 2020, which represents performance periods covered by fiscal 2018, fiscal 2019 and fiscal 2020. The following table shows the target number of restricted stock units granted to each NEO for this period.

FISCAL 2018 PERFORMANCE-BASED RSU GRANTS

TARGET GRANT (NUMBER OF RSUs)
Robert Wallstrom	42,965
John Enwright	13,426
Daren Hull	—
Beatrice Mac Cabe	4,834
Mark C. Dely	10,741

The target number of performance-based restricted stock units was equally divided into three tranches with the first tranche earned based on fiscal 2018 performance (“FY18 Tranche”), the second tranche earned based on fiscal 2019 performance (“FY19 Tranche”) and the third tranche earned based on fiscal 2020 performance (“FY20 Tranche”).

In order to earn shares under the FY18 Tranche, the Committee set a diluted earnings per share target of $0.55 per share, with maximum performance at $0.62 per share and threshold performance of $0.48 per share. Actual fiscal 2018 adjusted diluted earnings per share was $0.60 per share, resulting in a FY18 Tranche payout of 176% of target. GAAP diluted earnings per share of $0.19 per share was adjusted by $0.40 per share, in accordance with the requirements of the incentive plan, for Vision 20/20 restructuring charges, severance charges prior to Vision 20/20, and a charge associated with the Tax Cuts and Jobs Act.

At the time of grant, it was determined that target performance for the FY19 Tranche was 110% of actual fiscal 2018 adjusted diluted earnings per share and for the FY20 Tranche was 110% of actual fiscal 2019 adjusted diluted earnings per share.

Diluted earnings per share in fiscal 2019 of $0.59 exceeded the threshold EPS of $0.58 resulting in a payout of 34% for the FY19 Tranche.

Adjusted diluted earnings per share in fiscal 2020 of $0.72 exceeded the target EPS of $0.65 resulting in a payout of 190% for the FY20 Tranche. GAAP diluted EPS was adjusted in accordance with the requirements of the incentive plan, for purchase accounting net charges related to the Pura Vida acquisition and charges related to the Company’s information technology re-platforming.

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EXECUTIVE COMPENSATION

Therefore, Mr. Wallstrom, Mr. Enwright, Ms. Mac Cabe and Mr. Dely earned 57,284 shares, 17,901 shares, 6,444 and 14,320 shares from this grant, respectively.

BENEFITS

The NEOs are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, and discounts on certain Company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all full-time employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was $19,000 per person for calendar year 2019 (or $25,000 for employees over age 50). Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. For fiscal 2020, we provided matching contributions equal to 100% for the first 3% of an employee’s individual contribution and 50% for the next 2% of individual contributions, for a maximum employer match of 4% of individual contributions, subject to certain other limits, including vesting requirements.

AGREEMENT WITH NAMED EXECUTIVE OFFICER

Mr. Wallstrom’s Employment Agreement. Mr. Wallstrom’s employment agreement with the Company was effective November 11, 2013 (the “Employment Agreement”) and has automatically renewed for fiscal 2020. The Employment Agreement will renew automatically for successive one-year periods unless either the Company or Mr. Wallstrom gives notice to the other of its or his intention not to renew.

Mr. Wallstrom’s annual base salary rate during fiscal 2020 ranged from $750,000 to $800,000. Under his employment agreement, Mr. Wallstrom has a target annual fiscal bonus of 100% of his annual base salary rate, with a maximum annual cash bonus of up to 200% of his annual base salary rate and he is also eligible for long-term incentive grants.

Mr. Wallstrom’s Employment Agreement contains non-compete restrictions. During the period of his employment and for a period of two years following his termination, Mr. Wallstrom may not engage in, manage, join or work for (as an employee, consultant or independent contractor) or permit the use of his name by, or provide financial or other assistance to, any competitor that engages in the design, production, marketing and retailing of (i) handbags and other bags and related accessories or (ii) accessories such as jewelry, travel and leisure items, and baby clothes and accessories. In order to be treated as a competitor pursuant to Mr. Wallstrom’s Employment Agreement, an enterprise would have to have received in the prior fiscal year at least 25% of its revenues from the design, production, marketing and/or retailing of handbags, other bags and related accessories or more than 50% of its revenues from the combination of the design, production, marketing and/or retailing of handbags, other bags and related accessories, accessories such as jewelry, travel and leisure items and baby clothes and accessories. Mr. Wallstrom’s Employment Agreement also contains customary confidentiality provisions.

For a description of severance benefits that Mr. Wallstrom would be entitled to receive under certain circumstances, please see “Potential Payments Upon Termination or Change in Control – CEO.”

COMPENSATION AND RISK

The Committee has evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In our evaluation, we reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong corporate culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; ownership of our shares by senior management, which aligns their interests with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped in fiscal 2020 at 200% of target for the CEO and other NEOs; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly-leveraged payout curves, unreasonable thresholds and steep payout cliffs at certain

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performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such elements. In addition, we analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, we concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

EFFECT OF ACCOUNTING AND TAX TREATMENT ON COMPENSATION DECISIONS

In the review and establishment of our compensation programs, we consider, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs. The Tax Cuts and Jobs Act (the “Tax Act”) generally eliminated the exception that allowed for the deductibility of certain performance-based compensation which was effective for certain compensation agreements entered into after November 2, 2017, for covered employees (as defined in the Tax Act). We will seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore we have not adopted a policy requiring all compensation to be deductible. The Committee will continue to evaluate, what if any, changes should be made to its compensation programs regarding the deductibility of compensation.

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EXECUTIVE COMPENSATION

COMPENSATION TABLES

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s NEOs during the last three completed fiscal years. Fiscals 2020 and 2019 contained 52 weeks. Fiscal 2018 contained 53 weeks. Information regarding fiscal 2019 for Mr. Dely and fiscal 2018 for Mr. Hull is omitted because they were not NEOs during the relevant year.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS		STOCK AWARDS(2)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION(3)	ALL OTHER COMPEN- SATION		TOTAL COMPEN- SATION
Robert Wallstrom	2020	$796,156	$200,000	(1)	$1,100,008	$583,848	$11,288	(4)	$2,691,300
President and CEO	2019	750,022	—		750,020	1,113,783	11,000	(4)	2,624,825
	2018	764,446	—		800,008	624,935	11,262	(4)	2,200,651

John Enwright	2020	375,462	100,000	(1)	250,000	120,148	11,292	(4)	856,902
Chief Financial Officer	2019	356,462	—		350,002	205,322	11,032	(4)	922,818
	2018	311,655	—		249,992	155,828	11,629	(4)	729,104

Daren Hull	2020	488,846	—		399,996	168,652	12,062	(4)	1,069,556
Chief Customer Officer	2019	285,000	—		799,985	157,035	50,880	(5)	1,292,900

Beatrice Mac Cabe	2020	380,077	—		325,012	131,127	11,315	(4)	847,531
Chief Creative Officer	2019	356,462	—		350,002	205,322	11,032	(4)	922,818
	2018	341,827	—		90,010	123,742	2,115	(6)	557,694

Mark C. Dely	2020	349,039	75,000	(1)	225,006	120,418	11,289	(4)	780,752
Chief Legal & Administrative Officer	2018	290,865	—		199,998	105,294	865	(4)	597,022
(1)	Represents cash bonus payments made to Mr. Wallstrom, Mr. Enwright and Mr. Dely to reward work done for the Company’s successful July 2019 acquisition of Pura Vida.
(2)

Represents the aggregate grant date fair value of restricted stock units awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock units is set forth in the Fiscal 2020 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements. Performance-based awards are reflected at target. If the maximum level of performance-based awards were to be achieved for the awards granted in fiscal 2020, the aggregate grant date fair value would be $1,650,012 for Mr. Wallstrom; $375,000 for Mr. Enwright; $599,994 for Mr. Hull; $487,518 for Ms. Mac Cabe; and $337,509 for Mr. Dely.

(3)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(4)	Represents 401(k) matching contributions made by the Company.
(5)	Represents reimbursement of relocation expenses.
(6)	Represents 401(k) matching contributions made by the Company of $1,615 and other taxable fringe benefits with a total value of less than $10,000.

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Fiscal 2020 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2020. In this table “TRSU” stands for time-based restricted stock unit and “PRSU” stands for performance-based restricted stock unit.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

	TYPE OF AWARD	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS	GRANT DATE FAIR VALUE OF STOCK AWARDS(3)
Robert Wallstrom	Annual Incentive		$199,039	$796,156	$1,592,312
	TRSUs	April 5, 2019							41,985	$550,004
	PRSUs	April 5, 2019				10,496	41,985	83,970		550,004

John Enwright	Annual Incentive		$56,319	$150,185	$300,370
	TRSUs	April 5, 2019							9,542	125,000
	PRSUs	April 5, 2019				2,386	9,542	19,084		125,000

Daren Hull	Annual Incentive		$73,327	$195,538	$391,076
	TRSUs	April 5, 2019							15,267	199,998
	PRSUs	April 5, 2019				3,817	15,267	30,534		199,998

Beatrice Mac Cabe	Annual Incentive		$57,012	$152,031	$304,062
	TRSUs	April 5, 2019							12,405	162,506
	PRSUs	April 5, 2019				3,101	12,405	24,810		162,506

Mark C. Dely	Annual Incentive		$52,356	$139,616	$279,232
	TRSUs	April 5, 2019							8,588	112,503
	PRSUs	April 5, 2019				2,147	8,588	17,176		112,503
(1)	Awards available under the Company’s fiscal 2020 Annual Incentive Bonus Program. For all NEOs, amounts shown above are based upon fiscal 2020 eligible earnings.
(2)

Awards made under the Incentive Plan to certain employees and directors, including our NEOs. TRSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date. PRSUs have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. Vesting would be accelerated in the event of death, disability or a change in control. See “— Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the Incentive Plan.

(3)	Represents the grant date fair value of each award computed in accordance with FASB Topic 718.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards as of February 1, 2020.

	STOCK AWARDS

	TIME-BASED AWARDS			PERFORMANCE-BASED AWARDS

	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1)
Robert Wallstrom	14,322	(2)	$137,205	57,284	(3)	$548,781
	23,564	(4)	225,743	57,729	(5)	553,044
	41,985	(6)	402,216	45,343	(7)	434,386

John Enwright	4,476	(2)	42,880	17,901	(3)	171,492
	10,996	(4)	105,342	26,940	(5)	258,085
	9,542	(6)	91,412	10,305	(7)	98,722

Daren Hull	26,116	(8)	250,191	29,082	(9)	278,606
	15,267	(6)	146,258	16,488	(7)	157,955

Beatrice Mac Cabe	1,612	(2)	15,443	6,444	(3)	61,734
	10,996	(4)	105,342	26,940	(5)	258,085
	12,405	(6)	118,840	13,397	(7)	128,343

Mark C. Dely	3,581	(2)	34,306	14,320	(3)	137,186
	4,713	(4)	45,151	11,545	(5)	110,601
	8,588	(6)	82,273	9,274	(7)	88,845
(1)	Based on the closing price of $9.58 of the Company’s common shares on January 31, 2020 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(2)

Represents grants of time-based restricted stock units made on March 31, 2017 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, of which the installments vested on March 31, 2018, March 31, 2019 and March 31, 2020, respectively. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(3)

Represents grants of performance-based restricted stock units made on March 31, 2017 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. The performance years for these grants have been completed. These restricted stock units vested on March 31, 2020. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(4)

Represents grants of time-based restricted stock units made on March 30, 2018 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, of which the first and second installments vested on March 30, 2019 and March 30, 2020, respectively. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(5)

Represents grants of performance-based restricted stock units made on March 30, 2018 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(6)

Represents grants of time-based restricted stock units made on April 5, 2019 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant

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date, of which the first installment vested on April 5, 2020. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(7)

Represents grants of performance-based restricted stock units made on April 5, 2019 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(8)

Represents grants of time-based restricted stock units made on June 29, 2018 under the Incentive Plan. These restricted stock units vest in three equal annual installments on the first, second and third anniversaries of the grant date, of which the first installment vested on June 29, 2019. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

(9)

Represents grants of performance-based restricted stock units made on June 29, 2018 under the Incentive Plan. These restricted stock units have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. For completed performance years, the shares above reflect earned shares based on actual performance to goal. For incomplete performance years, the shares above are reflected at target. In addition, vesting would be accelerated in the event of death, disability or upon a change in control. See “— Potential Payments on Termination or Change in Control.”

Option Exercises and Shares Vested

We have no outstanding stock options.

The following table shows the number of restricted stock units which vested for each NEO in fiscal 2020:

	NUMBER OF SHARES OR UNITS ACQUIRED ON VESTING (#)	NET VALUE REALIZED ON VESTING(1)
Robert Wallstrom	108,620	$1,294,959
John Enwright	12,520	163,674
Daren Hull	13,057	156,684
Beatrice Mac Cabe	9,656	125,726
Mark C. Dely	11,042	136,197
(1)	Computed by multiplying the number of shares vested by the Company’s closing stock price the day prior to the scheduled vesting date(s).

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our NEOs are entitled to participate.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Severance Benefits. The following table shows the value of cash severance benefits that would have been payable to each of our NEOs under arrangements or contracts described below, as well as the value of equity awards that would vest, assuming a termination of employment as of February 1, 2020. In this table “TRSU” stands for time-based restricted stock units and “PRSU” stands for performance-based restricted stock units.

	TERMINATION BY COMPANY WITHOUT CAUSE/ BY EXECUTIVE FOR GOOD REASON		TERMINATION BY COMPANY FOR CAUSE/BY EXECUTIVE WITHOUT GOOD REASON	CHANGE IN CONTROL TERMINATION		TERMINATION FOLLOWING DEATH OR DISABILITY(12)
Robert Wallstrom
Cash	$3,783,848	(1)	—	$5,383,848	(2)	$583,848	(3)
COBRA(4)	25,140		—	25,140		25,140
Value of unvested shares that would be accelerated(5)
- TRSU	—		—	765,164	(6)	765,164	(6)
- PRSU	—		—	1,536,211	(7)	1,155,195	(7)
Other(11)	20,000		20,000	70,000		20,000
John Enwright
Cash	779,898	(8)	—	1,074,450	(9)	120,148	(10)
COBRA(4)	20,125		—	20,125		20,125
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	239,634	(6)	239,634	(6)
- PRSU	—		—	528,299	(7)	414,680	(7)
Other(11)	9,425		9,425	39,425		9,425
Daren Hull
Cash	1,026,152	(8)	—	1,396,500	(9)	168,652	(10)
COBRA(4)	20,125		—	20,125		20,125
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	396,449	(6)	396,449	(6)
- PRSU	—		—	436,561	(7)	282,188	(7)
Other(11)	9,423		9,423	39,423		9,423
Beatrice Mac Cabe
Cash	799,627	(8)	—	1,088,700	(9)	131,127	(10)
COBRA(4)	16,760		—	16,760		16,760
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	239,625	(6)	239,625	(6)
- PRSU	—		—	448,162	(7)	316,265	(7)
Other(11)	8,815		8,815	38,815		8,815
Mark C. Dely
Cash	759,168	(8)	—	1,040,250	(9)	120,418	(10)
COBRA(4)	16,760		—	16,760		16,760
Value of unvested shares that would be accelerated (5)
- TRSU	—		—	161,730	(6)	161,730	(6)
- PRSU	—		—	336,632	(7)	259,196	(7)
Other(11)	8,423		8,423	38,423		8,423
(1)

Pursuant to his employment agreement, upon a termination by the Company without cause or by Mr. Wallstrom for good reason, he is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is

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unpaid, a lump sum payment equal to two times the sum of his annual base salary rate plus his target bonus in the year of termination and a pro rata portion of the amount of bonus that he would have received for the year in which his employment terminated. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2020 bonus payout.

(2)

Pursuant to his employment agreement, upon a termination in anticipation of, upon or within 24 months following a change in control, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to three times the sum of his annual base salary rate plus his target bonus in the year of termination and a pro rata portion of the amount of bonus that he would have received for the year in which his employment terminated. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2020 bonus payout.

(3)

Pursuant to his employment agreement, upon a termination for death or disability, Mr. Wallstrom is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2020 bonus payout.

(4)

COBRA continuation coverage reflects monthly payments made by the Company for a period of 18 months in the case of Mr. Wallstrom and 12 months in the case of the other NEOs, and is based upon coverage elections in place as of February 1, 2020. This amount assumes the NEO elects COBRA coverage and is eligible to participate in COBRA for the payment period.

(5)	Based on the closing price of $9.58 of the Company’s common shares on January 31, 2020 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(6)	Figure includes grants of TRSUs which would vest in the event of death, disability or upon a change in control.
(7)

Figure includes grants of PRSUs which would vest in the event of death, disability or upon a change in control. For completed performance years, the number of shares reflects earned shares based on actual performance to goal. For incomplete performance years, upon a change in control, the shares above are reflected at target. In the event of death or disability, the grants would be prorated based on the number of full fiscal months in which the executive provided service during the performance period.

(8)

Pursuant to the Severance Plan (as described below), upon a termination by the Company without cause or by the executive for good reason, he or she is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated, and a lump sum payment equal to one and one-quarter times the sum of his or her annual base salary rate plus target bonus in the year of termination. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2020 bonus payout.

(9)

Pursuant to the severance plan, upon a termination in anticipation of, upon or within 24 months following a change in control, the executive is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to one and three-quarters times the sum of his or her annual base salary rate plus target bonus in the year of termination and a payment equal to his or her target bonus in the year of termination prorated for the number of weeks the executive was employed for the fiscal year.

(10)

Pursuant to the severance plan, upon a termination for death or disability, the executive or his or her estate is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2020 bonus payout.

(11)

Figure includes accrued vacation of 52 hours for Mr. Wallstrom, 52 hours for Mr. Enwright, 40 hours for Mr. Hull, 48 hours for Ms. Mac Cabe and 48 hours for Mr. Dely. In the event of a change in control, this amount also includes a maximum of $50,000 of outplacement services for Mr. Wallstrom and $30,000 for all other NEOs.

(12)	As none of the NEOs met or exceeded the age of 65, the normal retirement age of the Company, as of February 1, 2020, severance benefits due to retirement were excluded.

SEVERANCE AGREEMENTS AND ARRANGEMENTS

Chief Executive Officer. Under his Employment Agreement, if the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason (each as defined in the Employment Agreement), Mr. Wallstrom will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus, if any, that he would have received for the year in which his employment terminated; (iii) a lump sum payment equal to two times the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (iv) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason

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EXECUTIVE COMPENSATION

and such termination is within 24 months after a change in control of the Company, Mr. Wallstrom will receive, in addition to the payments and benefits described in the preceding sentence, an additional lump sum payment equal to the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination, in exchange for his continued compliance with the restrictive covenants set forth in the Employment Agreement after the change in control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If the payments and benefits to Mr. Wallstrom under the Employment Agreement, together with all other amounts payable to him following a change in control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Mr. Wallstrom will receive either (i) the Total Payments or (ii) the Total Payments as reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax; whichever of the two would provide him with a greater after-tax value of amounts received.

If Mr. Wallstrom’s employment is terminated by death or disability, Mr. Wallstrom or his estate will be entitled to: (i) any bonus that has been earned but not paid; (ii) a pro-rated bonus, if any, Mr. Wallstrom would have received for the year in which his employment terminated; and (iii) in the case of termination due to disability, reimbursements of COBRA premiums.

Severance Plan. On May 21, 2014, the Compensation Committee adopted the Vera Bradley, Inc. 2014 Executive Severance Plan (the “Severance Plan”). The Severance Plan was amended on May 30, 2018 to remove the reference to Executive Vice President and Senior Vice President position levels and replacing it with an executive officer level only. With the exception of Mr. Wallstrom, all NEOs are participants in the Severance Plan, in addition to other officers of the Company.

Under the Severance Plan, if the Company terminates a participant’s employment without cause or the participant terminates his or her employment for good reason (each as defined in the Severance Plan), the participant will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of the target bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and one-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If the Company terminates a participant’s employment without cause or a participant terminates his or her employment for good reason and such termination is within 24 months after a change in control (as defined in the Severance Plan) of the Company, the participant will receive, (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the target bonus for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and three-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If a participant’s employment is terminated by death or disability, the participant or his or her estate will be entitled to receive (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; and (iii) in the case of termination due to disability, monthly cash reimbursement of COBRA premiums for a period of twelve months.

The Severance Plan contains customary non-competition and confidentiality provisions. During the period of each participant’s employment and for a period of one year following termination of employment for any reason, the participants may not associate, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant or vendor with, for or on behalf of any competitor (as defined below), unless the Compensation Committee has approved such an association. For purposes of the Severance Plan, the term “competitor” means any entity, company, enterprise or group which engages in the sale of duffel bags, backpacks, totes, or handbags and whose annual sales revenue is less than three hundred million dollars or those added to a list which the Compensation Committee reviews biannually. In addition, participants may not solicit or accept if offered the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, not including any general, non-targeted advertising or agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with the participant or any company, individual or other entity.

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EXECUTIVE COMPENSATION

Treatment of Equity Awards

Grants under the 2010 Equity and Incentive Plan

Generally. Except in the case of a change in control or the executive’s death, disability or retirement, upon an executive’s termination in service from the Company all unearned and unvested grants of both time-based and performance-based restricted stock units will be forfeited.

Change in Control. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event of a change in control. With respect to performance years that have been completed at the time of a change in control, unvested performance-based restricted stock units will be earned and vested to the extent of actual performance for such performance year. With respect to performance years that have not been completed at the time of a change in control, performance-based restricted stock units will be deemed to be earned at the target level, with any such earned units becoming fully vested.

With respect to time-based restricted stock units, upon a change in control that portion of any outstanding award that is not yet vested as of the date of the change in control will become immediately and fully vested and paid immediately prior to the change in control.

The Incentive Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than: (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for their benefit; (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

Death or Disability. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of death or disability during the performance period, (i) with respect to performance years that have been completed at the time of death or disability, each tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of death or disability, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s death or disability, any portion of any outstanding award that is not yet vested as of the date of death or disability shall become immediately and fully vested.

The Incentive Plan states that “disability” may be defined in any employment, consulting or other agreement between the Company and the executive or, in the absence of such an agreement, “disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the executive’s service or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the executive unable or unfit to perform effectively the duties and obligations of the Participant’s service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Compensation Committee). There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “disability.”

Retirement. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of retirement during the performance period, (i) with respect to performance years that have been completed at the time of retirement, each tranche will be earned only to the extent of actual

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EXECUTIVE COMPENSATION

performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of retirement, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s retirement, any portion of any outstanding award that is not yet vested as of the date of retirement shall become immediately and fully vested, but prorated based on the number of full fiscal months in which the executive provided service.

The Incentive Plan states that “retirement” means a termination of service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the executive and the Company, or, if different, a qualified retirement plan sponsored by the Company. There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “retirement.”

PAY RATIO DISCLOSURE

In August 2015, the SEC adopted a rule mandated by section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires most registrants to disclose the ratio of the total annual compensation of their principal executive officer (“PEO”) to the total annual compensation of their median employee. The Company’s PEO is Mr. Wallstrom.

Due to a change in circumstances related to the median employee identified in fiscal 2018, we selected a substitute employee whose compensation is substantially similar to the employee identified in the original selection. The original median employee was identified using the methodology described below. There were no changes in the employee population or overall compensation arrangements that we believe would significantly change the pay ratio. In determining the median employee, we included employees other than the PEO who were employed as of December 31, 2017, which is within three months of the Company’s fiscal 2018 year end.

In calculating the median employee, we:

•	used gross compensation as reported on each employee’s Form W-2 for calendar year 2017;

•	annualized salaries for part-time and full-time employees who were not employed for the entire 2017 calendar year (but did not annualize temporary and seasonal employees);

•	excluded health care benefits; and

•	excluded employees at non-U.S. locations, which consisted of approximately 30 employees as of the end of calendar year 2017 and represented only approximately 1% of total employees.

The substitute median employee was a part-time retail store associate with total annual compensation of $15,734 (calculated under Item 402(c)(2)(x) of Regulation S-K) during fiscal 2020. The total annual compensation during fiscal 2020 for Mr. Wallstrom was $2,691,300 which resulted in a ratio of the PEO compensation to the substitute median employee compensation of 171 to 1.

As an alternative to the SEC required pay ratio, and to provide a look at a pay ratio of PEO compensation based on full-time employment, we annualized the substitute median employee’s compensation and calculated another pay ratio. We did this by determining an effective hourly rate based on the total annual compensation and divided by the hours worked. We then multiplied the hourly rate by 2,080 hours and added any incentive compensation to approximate what the substitute median employee would have earned if she worked full-time for the year. This annualized amount was $31,819. This resulted in a pay ratio of PEO compensation to the median employee compensation of 85 to 1. This ratio is supplemental and voluntarily provided. This ratio should not be used as a substitute for, or in isolation from, the pay ratio calculated in accordance with the rule adopted by the SEC.

The pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as the method, assumptions, adjustments or estimates used to calculate the median employee may be different from the method used by us. In addition, other companies may have different employment and compensation practices than we do.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2020 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2020 ANNUAL MEETING OF SHAREHOLDERS

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (we, us, the “Company” or “Vera Bradley”), of proxies to be voted at the Company’s 2020 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on Tuesday, June 2, 2020 beginning at 1:00 p.m., Eastern Time, at the Company’s corporate headquarters, 12420 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on or about April 30, 2020. The mailing address of the Company’s principal executive offices is 12420 Stonebridge Road, Roanoke, Indiana 46783. While we anticipate that the Annual Meeting will occur as planned on June 2nd, there is a possibility that due to the COVID-19 pandemic the meeting may be postponed or the location changed, including possibly holding a virtual meeting. Should this occur we will notify you by issuing a press release and filing an announcement with the Securities and Exchange Commission as definitive additional soliciting material.

What proposals will be voted on at the Annual Meeting?

Four proposals are scheduled to be voted on at the Annual Meeting:

•	The election of seven directors to the Board of Directors for a one year term

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2021

•	The approval on an advisory basis, of the compensation of our named executive officers (“NEOs”)

•	The approval of the 2020 Equity and Incentive Plan

Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What are the Board of Directors’ voting recommendations?

The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board of Directors

•	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2021

•	“FOR” approval of the compensation of the NEOs

•	“FOR” approval of the 2020 Equity and Incentive Plan

Who is entitled to vote?

Only holders of record of our common shares at the close of business on April 1, 2020 (the “Record Date”), will be entitled to notice of and to vote at, the Annual Meeting or at any postponements or adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank or other nominee will vote for you pursuant to voting instructions provided by you, if any, and otherwise may vote only on routine matters. On the Record Date, 33,304,156 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

What do I need to do now?

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, bank or other nominee on the voting instruction card that your broker, bank or other nominee provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Note, however, that in light of the ongoing COVID-19 pandemic, we are encouraging all shareholders to take advantage of Internet and telephone

Vera Bradley, Inc. 2020 Proxy Statement    41

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2020 ANNUAL MEETING OF SHAREHOLDERS

voting. Remember that you will need to obtain a legal proxy from your bank, broker or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

Do I need to attend the meeting?

No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, bank or other nominee on the voting instruction card that your broker or other nominee provides to you.

If I wish to attend the meeting, what identification must I show to attend?

All shareholders should bring a driver’s license, passport or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker, bank or other nominee (known as holding your shares in “street name”), you will need to bring either (1) a letter from your broker, bank or other nominee stating that you held the Company’s shares through that institution as of the Record Date or (2) a copy of the notice of Annual Meeting document you received in the mail.

•

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent), you do not need anything additional because we can check your name against the list of registered shareholders at the door.

Shareholders whose shares are held jointly or through a company, group or other institution may bring one other person with them to attend the meeting. Please understand that, for security reasons, we cannot admit to the meeting people who lack the proper identification. Also, in light of the COVID-19 pandemic we will follow social distancing guidelines and requirements at our annual meeting.

How do I vote shares that are held by my broker, bank or other nominee?

If you have shares held by a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that your broker, bank, or other nominee provides to you. Most brokers offer voting by mail, telephone and the Internet. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

What is the quorum requirement for the Annual Meeting?

A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes, described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What is the voting requirement to approve each of the proposals?

Seven directors have been nominated for election at the Annual Meeting. Directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the seven nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposal to ratify the appointment of our independent registered public accounting firm will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

The proposal for an advisory vote on the compensation of the NEOs will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. However, because this result is advisory, the result will not be binding on us, the Board of Directors or the Compensation Committee.

The proposal for approval of the 2020 Equity and Incentive Plan will be approved if the votes properly cast favoring the proposal exceed the votes cast opposing the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Mark C. Dely, the Company’s Secretary, will act as the inspector of election.

42    Vera Bradley, Inc. 2020 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2020 ANNUAL MEETING OF SHAREHOLDERS

How are broker non-votes counted? What if I abstain?

When a proposal is not a routine, uncontested matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Absent instructions, your broker will NOT be able to vote your shares with respect to the election of directors, the approval of NEO compensation and the approval of the 2020 Equity and Incentive Plan. because these matters are considered to be “non-routine” matters. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on either of the proposals described above because they are not considered votes cast.

We strongly encourage you to vote your shares and exercise your right to vote as a shareholder. In light of the ongoing COVID-19 pandemic, we also encourage all shareholders to take advantage of Internet and telephone voting.

Can I revoke my proxy or change my vote?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is soliciting your proxy and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

I share an address with another shareholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure is environmentally responsible and reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish results in a Current Report on Form 8-K within four business days of the Annual Meeting.

Vera Bradley, Inc. 2020 Proxy Statement    43

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of April 1, 2020 for the following individuals:

❖	each person known to us to own beneficially more than 5% of our outstanding common shares;

❖	each of our executive officers named in the summary compensation table;

❖	each of our directors; and

❖	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means the power to vote or to direct disposition. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that were currently exercisable or exercisable within 60 days of April 1, 2020, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares.

Percentage of beneficial ownership is based on 33,304,156 common shares outstanding as of April 1, 2020. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

	COMMON SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	SHARES	%
5% Beneficial Owners
Patricia R. Miller(1)	5,492,623	16.5%
Blackrock, Inc.(2)	3,564,924	10.7%
Michael C. Ray(3)(4)	2,874,988	8.6%
Anne-Marie Ray(3)(5)	2,874,988	8.6%
James B. Byrne(3)(6)	2,869,858	8.6%
Thomas F. Byrne II(3)(7)	2,869,858	8.6%
Joan B. Hall(3)(8)	2,869,555	8.6%
Dimensional Fund Advisors LP(9)	2,867,318	8.6%

Directors and Executive Officers
Robert Wallstrom	191,005	*
Barbara Bradley Baekgaard	28,636	*
P. Michael Miller(1)	5,492,623	16.5%
Richard Baum	34,947	*
Robert J. Hall(3)(10)	2,947,648	8.9%
John E. Kyees	60,375	*
Matthew McEvoy	81,846	*
Frances P. Philip	36,384	*
Edward M. Schmults	30,676	*
Mary Lou Kelley	27,932	*
Kristina Cashman	—	*
Carrie M. Tharp	—	*
John Enwright	34,377	*
Daren Hull	12,872	*
Beatrice Mac Cabe	24,053	*
Mark C. Dely	23,834	*
Directors and Executive Officers as a Group (17 persons)	9,062,092	27.2%
*	Represents beneficial ownership of less than one percent of the outstanding common shares.

44    Vera Bradley, Inc. 2020 Proxy Statement

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially own an aggregate of 5,492,623 common shares. Of these shares 1,500,000 shares are held by the Miller Marital Trust of which Mrs. Miller is the trustee; 3,900,978 shares are held by Patricia R. Miller; and 91,645 shares are held by P. Michael Miller.

(2)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)

Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F Byrne II, Robert J. Hall and Joan B. Hall, each of whom is related by blood or marriage to Barbara Bradley Baekgaard, share voting and investment power with regard to 2,276,867 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust (the “Baekgaard Trust”) and 63,369 shares held by the Barbara Bradley Baekgaard Family Foundation, a trust from which distributions are made exclusively to charitable organizations (the “Foundation”). In the aggregate, Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F Byrne II, Robert J. Hall and Joan B. Hall beneficially own 4,541,644 shares.

(4)

Represents 2,276,867 shares held by the Baekgaard Trust; 281,098 and 253,654 shares held by the Anne-Marie Ray 2017 Grantor Retained Annuity Trust #1 and the Anne-Marie Ray Revocable Trust, respectively (collectively the “Anne-Marie Trusts”), of which Mr. Ray’s spouse is the sole trustee; and 63,369 shares held by the Foundation, of which Mr. Ray’s spouse is a trustee.

(5)

Represents 2,276,867 shares held by the Baekgaard Trust; 534,752 shares held by the Anne-Marie Trusts, of which Mrs. Ray is the sole trustee; and 63,369 shares held by the Foundation, of which Mrs. Ray is a trustee.

(6)

Represents 2,276,867 shares held by the Baekgaard Trust; 63,369 shares held by the Foundation, of which Mr. Byrne is a trustee; and 281,098 and 248,524 shares held by the James B. Byrne 2017 Grantor Retained Annuity Trust #1 and James Bradley Byrne Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(7)

Represents 2,276,867 shares held by the Baekgaard Trust; 63,369 shares held by the Foundation, of which Mr. Byrne is a trustee; and 281,098 and 248,524 shares held by the Thomas F. Byrne II 2017 Grantor Retained Annuity Trust #1 and Thomas F. Byrne II Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(8)

Represents 2,276,867 shares held by the Baekgaard Trust; 63,369 shares held by the Foundation, of which Mrs. Hall is a trustee; and 281,098 and 248,221 shares held by the Joan Byrne Hall 2017 Grantor Retained Annuity Trust #1 and Joan Byrne Hall Revocable Trust, respectively (collectively the “Joan Byrne Hall Trusts”) of which Mrs. Hall is the sole trustee.

(9)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)

Represents 78,093 shares held by Robert J. Hall; 2,276,867 shares held by the Baekgaard Trust; 529,319 shares held by the Joan Byrne Hall Trusts, of which Mr. Hall’s spouse is the sole trustee; and 63,369 shares held by the Foundation, of which Mr. Hall’s spouse is a trustee.

Vera Bradley, Inc. 2020 Proxy Statement    45

OTHER BUSINESS AND ADDITIONAL INFORMATION

OTHER BUSINESS AND ADDITIONAL INFORMATION

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, directors and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal 2020, provided that, two Forms 4s for each of Patricia R. Miller and P. Michael Miller were filed untimely with respect to two respective transactions reported therein.

REQUIREMENTS, INCLUDING

DEADLINES, FOR SUBMISSION OF PROXY

PROPOSALS, NOMINATION OF

DIRECTORS AND OTHER BUSINESS OF

SHAREHOLDERS

In order to submit shareholder proposals for the 2021 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Fort Wayne, Indiana, no later than December 31, 2020.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Mark C. Dely, Corporate Secretary, Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2021 annual meeting, a nomination or other matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 31, 2020, and no later than January 30, 2021. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the four proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to require acknowledgment of the nomination of any person not made in compliance with the foregoing procedures.

46    Vera Bradley, Inc. 2020 Proxy Statement

APPENDIX A

APPENDIX A

VERA BRADLEY, INC.

2020 EQUITY AND INCENTIVE PLAN

1.	Establishment, Objectives, and Duration

1.1.    Establishment of the Plan. Vera Bradley, Inc., an Indiana corporation, has adopted this “Vera Bradley, Inc. 2020 Equity and Incentive Plan.” Capitalized terms will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other stock or cash-based awards.

1.2.    Objectives of the Plan. The Plan’s purposes are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link Participants’ interests to those of the Company’s stockholders; to give Participants an incentive for excellence in individual performance; to promote teamwork among Participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants.

1.3.    Effective Date. The Plan will be effective October 21, 2020. The Plan must be approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted. The Committee may make Awards and issue Shares under the Plan at any time after the Plan’s Effective Date. The Plan will remain in effect, subject to the right of the Board or the Committee to amend or terminate the Plan at any time pursuant to Article 14, until all Shares subject to the Plan have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten year anniversary of the Effective Date.

2.	Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized.

“Advisor” means a consultant, advisor, or other independent service provider to any of the Company Parties.

“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Company.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, or other stock or cash-based awards.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in any employment, consulting, or other agreement between the Company and the Participant. If there is no employment, consulting, or other agreement between the Company and the Participant, or if such agreement does not define “Cause,” then “Cause” will mean: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or Company Parties, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or Company Parties, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or Company Parties; (ii) act of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of the Company or Company Parties, or conviction of a crime that results in injury to the Company or Company Parties; or (iii) repeated refusal (other than by reason of Disability) of a Participant to carry out reasonable instructions from his or her superiors or the Board. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means a change in control of the Company as defined in the applicable Award Agreement. Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition (in the applicable Award

Vera Bradley, Inc. 2020 Proxy Statement    A-1

APPENDIX A

Agreement) is modified, only to the extent necessary to prevent the imposition of an additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means, as specified in Article 3, a Committee appointed by the Board to administer the Plan. The Committee shall consist of at least two directors who are “independent directors” within the meaning of the stock exchange or market on which the shares of Common Stock are then listed and “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” means Vera Bradley, Inc., an Indiana corporation, and any successor thereto as provided in Article 16.

“Company Parties” means, collectively and without duplication, the Company and any of its Affiliates.

“Covered Employee” means a “covered employee” as that term is defined in Code Section 162(m)(3) or any successor provision.

“Designated Beneficiary” means the Person or Persons the Participant designates in a signed writing, filed with the Company, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan. If the Participant has not designated a beneficiary under the Plan, or if the Participant’s Designated Beneficiary is not living on the relevant date hereunder, the Company will treat the Participant’s estate as the Designated Beneficiary.

“Director” means any individual who is a member of the board of directors of the Company.

“Disability” shall have the meaning set forth in any employment, consulting, or other agreement between any of the Company Parties and the Participant which agreement shall be determinative. Only if there is no employment, consulting, or other agreement between any of the Company Parties and the Participant, or if such agreement does not define “Disability,” then “Disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Committee).

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to prevent the imposition of an additional tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Disqualifying Disposition” shall have the meaning set forth in Section 11.3.

“Effective Date” means October 21, 2020.

“Employee” means a person employed by the Company or an Affiliate in a common law employee-employer relationship.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Participant may purchase a Share pursuant to an Option.

“Fair Market Value” means, as it relates to Common Stock, as of the relevant date: (i) the closing price of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed or, if there were no sales on such date, on the next preceding day on which there were sales or, if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market; or (ii) if such Common Stock is not listed on a national securities exchange or traded in the over-the-counter market, the Board or the Committee shall determine Fair Market Value in good faith based on

A-2    Vera Bradley, Inc. 2020 Proxy Statement

APPENDIX A

such considerations as the Board or the Committee deems important and consistent with Code Sections 409A and 422 (to the extent applicable).

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that the Committee designates as an Incentive Stock Option, and that is intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Owned Shares” means Shares that a Participant has acquired through the exercise of an Option or the vesting of Restricted Stock, in accordance with Article 6 or 7, and the terms of any Award Agreement.

“Participant” means a Person whom the Committee has selected to receive an Award under the Plan, pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.

“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance Period” means any period as determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Performance Share” means an award with an initial value equal to the Fair Market Value on the date of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Performance Unit” means an award with an initial value established by the Committee at the time of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

“Plan” means the Vera Bradley, Inc. 2020 Equity and Incentive Plan, as set forth in this document, as from time to time amended.

“Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as the Committee determines, in its discretion), and/or the Restricted Stock is not vested.

“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” or “RSU” means an Award granted under Article 8 denominated in units of Common Stock.

“Retirement” means termination of Service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the Participant and the Company and/or an Affiliate, or, if different, a qualified retirement plan sponsored by the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service” means the provision of services in the capacity of (i) an employee of the Company or an Affiliate, (ii) a non-employee member of the Company’s Board or the board of directors of an Affiliate, or (iii) a consultant or other independent advisor to the Company or an Affiliate.

“Shares” means shares of the Company’s Common Stock.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR pursuant to the terms of Article 7.

3.	Administration

3.1.    Plan Administration. The Plan will be administered by the Committee that the Board designates for this purpose. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange and to the extent that such action

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does not require approval by “outside directors” to comply with applicable law, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Board will appoint the Committee members, from time to time, and the Committee members will serve at the Board’s discretion. The Committee will act by a majority of its members at the time in office and eligible to vote on any particular matter, and Committee action may be taken either by a vote at a meeting or in writing without a meeting.

3.2.    Authority of the Committee. Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: (i) select eligible Persons to participate in the Plan; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (v) establish, amend or waive rules and regulations for the Plan’s administration; and (vi) subject to the provisions of Article 14, amend the Plan or the terms and conditions of any outstanding Award to the extent the terms are within the Committee’s discretion under the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3.    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, employees, Participants, and their estates and beneficiaries.

4.	Shares Subject to the Plan and Maximum Grants

4.1.    Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.3, the total number of Shares that may be issued or transferred to Participants under the Plan is 3,000,000 Shares. Subject to adjustment as provided in Section 4.3, the maximum number of Shares and Share equivalent units that may be granted during any calendar year to any one Participant under Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards or any other Award is 1,000,000 Shares, which limit will apply regardless of whether the compensation is paid in Shares or in cash. The number of Shares delivered in satisfaction of Awards shall for purposes of the preceding sentence be determined to include any Shares withheld by the Company in payment of the exercise price of an Award or in satisfaction of any tax withholding obligations with respect to an Award. The foregoing limit set forth in this Section 4.1 shall be construed to comply with Code Section 422.

4.2.    Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan.

4.3.    Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a public offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, provision shall be made so that the Participants shall thereafter be entitled to receive, upon vesting of such Shares, the number of Shares to which a Participant would have been entitled on such merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or payment of stock dividend. If there is any other change in the number or kind of the outstanding Shares, of any stock or other securities into which the outstanding Shares have been changed, or for which they have been exchanged, the Committee, in its sole discretion, may adjust any Award already granted, having due regard for the qualification of ISOs under Code Section 422 and the requirements of Code Section 409A, where applicable.

Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

5.	Eligibility and Participation

5.1.    Eligibility. The following Persons are eligible to receive Awards under this Plan: (i) any Employee; (ii) any Advisor; and (iii) any non-employee Director.

5.2.    Actual Participation. The Committee will determine, within the limits set forth below, those eligible Persons to whom it will grant Awards. Each eligible Person whom the Committee has selected to receive an Award will become a Participant in the Plan upon execution of an Award Agreement.

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6.	Stock Options

6.1.    Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant (i) Incentive Stock Options to any Employee and (ii) Nonqualified Stock Options to any Employee, Advisor or non-employee Director, in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

6.2.    Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the duration of the Option, the number of Shares to which the Option pertains, the manner, time, and rate of exercise and/or vesting of the Option, and such other provisions as the Committee determines and sets forth in the Award Agreement. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3.    Exercise Price. Each Option grant and Award Agreement will specify the Exercise Price for each Share subject to an Option, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of a Share on the date the Option is granted.

6.4.    Duration of Options. Each Option will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of grant.

6.5.    Exercise of Options. Options will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

6.6.    Payment. The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares as to which the Option is exercised and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full by one of the following methods: (a) in cash, or its equivalent, in United States dollars; (b) if permitted in the governing Award Agreement, by tendering Shares the Participant owns and duly endorses for transfer to the Company; (c) in any combination of cash, certified or cashier’s check and Shares described in clause (b); or (d) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

6.7.    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

6.8.    Termination of Service. Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise an Option after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Options, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

6.9.    Nontransferability of Options. Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

6.10.  Incentive Stock Options. Notwithstanding any other provision of this Article 6, the following special provisions shall apply to any award of Incentive Stock Options:

(a)    The Committee may award Incentive Stock Options only to Employees.

(b)    To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such options shall be treated as Nonqualified Stock Options.

(c)    If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Company, then: (A) the exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market

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Value of the Share on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the date of grant. For this purpose, “Ten Percent Owner” means a person who owns (or is deemed within the meaning of Code Section 422(b)(6) to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Code Section 424(e) and (f)), as determined with respect to each Option based on the facts existing immediately prior to the Option grant date.

(d)    Notwithstanding Section 6.8, an Incentive Stock Option, to the extent exercisable, must be exercised, if at all, within three months after the Participant’s Termination of Service for a reason other than death or Disability and within twelve months after the Participant’s termination of Service for death or Disability, but in no event later than the expiration of the original term of such Option.

7.	Stock Appreciation Rights

7.1.    Grant of SARs. Subject to the terms and conditions of the Plan, the Committee may grant SARs to any Employee, non-employee Director, or Advisor in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

7.2.    Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the duration of the SAR, the number of SARs granted, the manner, time, and rate of exercise and/or vesting of the SAR, and such other provisions as the Committee determines and sets forth in the Award Agreement.

7.3.    Grant Price. Each SAR grant and Award Agreement will specify the grant price for each SAR, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of the SAR on the date it is granted.

7.4.    Duration of SARs. Each SAR will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of its grant.

7.5.    Exercise of SARs. SARs will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

7.6.    Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by

(b)    the number of Shares as to which the SAR is exercised.

The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7.    Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all SAR awards, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

7.8.    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.	Restricted Stock and Restricted Stock Units

8.1.    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock or Restricted Stock Units to Employees, Advisors, and/or non-employee Directors in such amounts as it determines and sets forth in the Award Agreement.

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8.2.    Award Agreement. Each Restricted Stock or Restricted Stock Unit grant will be evidenced by an Award Agreement that specifies the Restricted Periods, the number of Shares or units granted, the purchase price, if any, and such other provisions as the Committee determines and sets forth in the Award Agreement.

8.3.    Nontransferability. The Restricted Stock and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the end of the applicable Restricted Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4.    Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units as it deems advisable and sets forth in the applicable Award Agreement including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section as to any given Award will lapse all at once or in installments.

The Company shall retain the certificates representing Shares of Restricted Stock in its possession until all conditions and/or restrictions applicable to the Shares have been satisfied.

8.5.    Payment of Awards. Except as otherwise provided in this Agreement, Restricted Stock that becomes Owned Shares will be transferable by the Participant after the last day of the applicable Restricted Period.

8.6.    Voting Rights. The applicable Award Agreement may (but is not required to) specify that Participants holding Shares of Restricted Stock may exercise any voting rights that apply to those Shares during the Restricted Period.

8.7.    Dividends and Other Distributions. The applicable Award Agreement may specify that Participants awarded Shares of Restricted Stock hereunder will be credited with cash dividends, if any, paid on those Shares during the Restricted Period. Dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividends and other distributions.

8.8.    Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to retain Restricted Stock or Share equivalents attributable to Restricted Stock Units after his or her termination of Service with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Awards of Restricted Stock or Restricted Stock Units, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

8.9.    Section 83(b) Election. The Participant will indicate to the Company whether the Participant intends to make a Section 83(b) election with respect to Restricted Stock. No such election is permitted with respect to an Award of Restricted Stock Units.

9.	Performance Shares, Performance Units, and Performance Awards

9.1.    Generally. The Committee shall have the authority to grant to any Employee, Advisor, or non-employee Director Performance Shares, Performance Units, and Performance Awards. The Committee shall have the authority to determine the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Shares, Performance Units, and Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No Shares will be issued at the time an Award of Performance Shares is made, and

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the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time from time to time, as shall be determined by the Committee.

9.2.    Earned Performance Shares, Performance Units, and Performance Awards. Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not to exceed 200%) as the Committee shall specify.

9.3.    Performance Criteria.

(a)    For purposes of this Article 9, the term “Performance Criteria” shall mean any one or more of the following performance criteria, as determined by the Committee: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenue; sales; same store sales; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; or strategic objectives milestones.

(b)    When establishing Performance Criteria for a Performance Period, the Committee may specify any reasonable definition of the Performance Criteria it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items. The Committee will have the discretion to adjust targets set for pre-established performance objectives. If applicable law allows the Committee to change the types of Performance Criteria without obtaining shareholder approval, the Committee will have sole discretion to make such changes without obtaining shareholder approval. If the Committee determines it is advisable to grant Awards that are not deductible under applicable tax law, the Committee may grant Awards that do not so qualify.

9.4.    Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Shares, Performance Units, or Performance Awards to qualify as “performance-based compensation” as defined by applicable law, the Committee must establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under applicable law).

9.5.    Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned based on performance in relation to the established Performance Criteria.

9.6.    Payment of Awards. Earned Performance Shares, Performance Awards, and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.5 above, provided that earned Performance Shares, Performance Awards, and the value

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of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine whether Performance Shares, Performance Awards, and the value of earned Performance Units are to be distributed in the form of cash, Shares, or a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of the Shares on the date of the Committee’s certification under Section 9.5 above.

9.7.    Newly Eligible Participants. Notwithstanding anything in this Article 9 to the contrary, the Committee shall be entitled to make such rules, determinations, and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units, or Performance Awards after the commencement of a Performance Period.

9.8.    Termination of Service. Each Award Agreement will set forth the extent to which the Participant has the right to his or her Performance Shares, Performance Units, or Performance Awards after his or her termination of Service. The terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards, and may reflect, without limitation, distinctions based on the reason for termination of Service.

10.	Other Stock or Cash-Based Awards

In addition to the Awards described in Articles 6 through 9, and subject to the terms of the Plan (including the limits contained in Section 4.1), the Committee may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

11.	Miscellaneous

11.1.    Transferability of Award. Except as permitted by this Article 11 or with the prior written consent of the Company, a Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any Award. If a Participant sells, transfers, pledges, assigns or otherwise alienates or hypothecates the Award in breach of this Section 11.1, the Company will not be required to transfer the Award on its books or to treat any such transferee as owner of the Award.

11.2.    Participant’s Rights Upon Change in Control. The Committee may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of Service in connection with a Change in Control or upon the occurrence of any other event that the Committee may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any vested Options and SARs by the Company, if the Company is the surviving corporation; (ii) the assumption of any vested Options and SARs by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any vested Options and SARs; or (iv) settlement of any vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price, such vested Options and SARs shall terminate and be canceled. To the extent that Restricted Stock, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction. For purposes of this Section 11.2, Change in Control Price shall mean the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

Notwithstanding any of the foregoing, the Company shall not take any action with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Code Section 409A that would constitute an extension, acceleration, or other modification of payment terms if such change would be inconsistent with the applicable requirements of Code Section 409A.

11.3.    Disqualifying Disposition. The Participant must notify the Company of any disposition of any Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”), within 10 days of such Disqualifying Disposition.

11.4.    Minimum Vesting Requirement. Notwithstanding anything in the Plan to the contrary, equity-based Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (A) the Committee may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change of Control (as defined herein); and (B) annual equity grants to non-employee directors that occur in

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connection with the Company’s annual meeting of shareholders may vest on the date of the Company’s next annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Board determines appropriate. The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of Service to the Company and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem expedient to carry the Plan or any Award into effect, and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

11.5.    Recoupment. The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted with respect to compensation recoupment. This Section 11.4 will not be the Company’s exclusive remedy with respect to such matters.

12.	Beneficiary Designation

Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Company, and must be made during the Participant’s lifetime. If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

13.	Rights of Participants

13.1.    Service. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time,

or confer upon any Participant any right to continue in the Service of the Company or any Affiliate or any rights as a stockholder except as to Owned Awards.

13.2.    Participation. No Employee, Advisor, Director or Participant will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

14.	Amendment, Modification and Termination

14.1.    Amendment, Modification and Termination. The Board or the Committee may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part; provided, however, that neither the Board nor the Committee will, without approval of the Company’s shareholders, increase the number of shares that may be issued or transferred to Participants under the Plan as described in Section 4.1 (and subject to adjustment as provided in Section 4.3 and 14.2). Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan unless the Committee expressly reserved the right to do so at the time of the Award. Notwithstanding the foregoing, except as provided in Sections 4.3 and 14.2, the Committee will not modify any outstanding Option or SAR so as to specify a lower Exercise Price or grant price (and will not cancel an Option or SAR and substitute for it an Option or SAR with a lower Exercise or grant price), without the approval of the Company’s shareholders. In addition, except as provided in Sections 4.3 and 14.2, the Committee may not cancel an outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share and substitute for it another Award without the prior approval of the Company’s shareholders.

14.2.    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, adjust the terms and conditions of, and the criteria included in, Awards. Notwithstanding the foregoing, no modification of an

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Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan.

15.	Withholding

15.1.    Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares, at the Company’s discretion) sufficient to satisfy any federal, state, local and/or other taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

15.2.    Share Withholding. With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may, but need not, satisfy any applicable taxes, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount of withholding tax determined by the Company to be necessary to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

If a Participant is subject to Section 16(b) of the Exchange Act, the Company will withhold Shares only to the extent that such withholding method is not problematic under applicable law and does not have materially adverse accounting consequences. If necessary to comply with applicable law and/or to prevent materially adverse accounting consequences, the Committee shall determine which other withholding method(s) shall be used to satisfy the applicable withholding obligations.

16.	Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company resulting from a Change in Control.

17.	Legal Construction

17.1.    Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

17.2.    Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

17.3.    Requirements of Law. The granting of Awards and the issuance of Share and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations and to any approvals by governmental agencies or national securities exchanges as may be required.

17.4.    Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5.    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

17.6.    Non-U.S. Based Person. Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Persons who are not citizens or residents of the United States on such terms and conditions different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

17.7.    Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any Retirement plan of the Company or an Affiliate, nor affect any benefits or compensation under any other benefit or compensation plan of the Company or an Affiliate, now or subsequently in effect.

17.8.    Compliance with Code Section 409A. The Plan and Awards, and all amounts payable with respect to

Vera Bradley, Inc. 2020 Proxy Statement    A-11

APPENDIX A

Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment or Service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” “termination of Service,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

17.9.    Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Indiana, without giving effect to its conflict of laws principles. Participants, the Company, and Affiliates each submit and consent to the jurisdiction of the courts in the State of Indiana, County of Allen, including the Federal courts located therein, should Federal jurisdiction requirements exist in any action brought to enforce (or otherwise relating to) this Plan or an Award Agreement.

17.10.    Limitation of Liability. Notwithstanding anything to the contrary in the Plan, none of the Company, any Affiliate, the Board or the Committee, or any person acting on behalf of the Company, any Affiliate, or the Board or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999; provided that nothing in this Section 17.10 shall limit the ability of the Board, the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

A-12    Vera Bradley, Inc. 2020 Proxy Statement

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees

01	Barbara B Baekgaard 02 Kristina Cashman 03 Mary Lou Kelly 04 John E Kyees 05 Francis P Philip
06	Carrie M Tharp 07 Robert Wallstorm
The Board of Directors recommends you vote FOR proposals 2., 3. and 4.:								For	Against	Abstain
2.	To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2021.							☐	☐	☐
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.							☐	☐	☐
4.	To approve the Vera Bradley, Inc. 2020 Equity and Incentive Plan.							☐	☐	☐

NOTE: In their discretion, the proxy holders may vote on such other matters as may properly come before the Annual Meeting, or at any adjournment or postponement thereof.

For address change/comments, mark here.

(see reverse for instructions)

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

			yes ☐	No ☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Corp Responsibility Report is/are available at www.proxyvote.com

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VERA BRADLEY, INC.

Annual Meeting of Shareholders

Tuesday, June 2, 2020 1:00 PM EDT

12420 Stonebridge Road

Roanoke, Indiana 46783

This proxy is solicited on behalf of the Board of Directors of Vera Bradley, Inc.

The undersigned hereby appoints John Enwright and Mark C. Dely, or any of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on April 1, 2020, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 1:00 P.M., EDT at Vera Bradley’s Corporate Headquarters, 12420 Stonebridge Road Roanoke, Indiana 46783 on Tuesday, June 2, 2020. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting.

This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR ALL” director nominees under Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4 and in the discretion of the proxy holders on any other matter that may properly come before the meeting.

   Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side